UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corporate Headquarters

March 31, 2008

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, May 15, 2008, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, at 4:00 p.m. local time. On the following pages we describe in the Notice of Annual Meeting and Proxy Statement the matters you will be asked to vote on at the Annual Meeting.

This year, we are pleased to take advantage of the new Securities and Exchange Commission rules allowing us to furnish our proxy materials to you over the Internet. We believe this allows us to provide the information you need in a more timely and efficient manner.

As always, your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain your shares are represented at the meeting, even if you plan to attend.

Sincerely yours,

LEE M. THOMAS

Chairman, President and Chief Executive Officer

Rayonier Inc.        •        50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

Corporate Headquarters

March 31, 2008

NOTICE OF 2008 ANNUAL MEETING

Notice is hereby given that the 2008 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 15, 2008 at 4:00 p.m. local time, for the purposes of:

1)	electing three Class II directors to terms expiring in 2011 and one Class III director to a term expiring in 2009;

2)	consideration and approval of the Rayonier Incentive Stock Plan;

3)	consideration and approval of the Rayonier Non-Equity Incentive Plan;

4)	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008;

5)	acting on one shareholder proposal described in the attached Proxy Statement; and

6)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 17, 2008 are entitled to vote at the meeting.

We urge you to vote your shares over the Internet, by telephone or through the mail at the earliest convenience.

W. EDWIN FRAZIER, III
Senior Vice President, Chief Administrative Officer
and Corporate Secretary

Rayonier Inc.        •         50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

PROXY STATEMENT

Annual Meeting of Rayonier Shareholders

Thursday, May 15, 2008

The 2008 Annual Meeting of Shareholders of Rayonier Inc. will be held on May 15, 2008, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this Proxy Statement as “we”, “us”, the “Company” or “Rayonier”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Distribution and Electronic Availability of Proxy Materials

This year we are taking advantage of the new Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice tells you how to access and review all of the important information contained in the Proxy Statement and our 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting these materials included in the Notice.

The 2008 Notice of Annual Meeting and Proxy Statement and the 2007 Annual Report are available at www.ProxyVote.com.

The Notice was first mailed, and these proxy solicitation materials and the Annual Report were first made available on the Internet, to all shareholders entitled to vote at the Annual Meeting on or about March 31, 2008.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Company to vote on five matters: (1) the election of four directors, James H. Hance, Jr., Paul G. Kirk, Jr., V. Larkin Martin and Carl S. Sloane (more information on each nominee is included beginning on page 5); (2) approval of the Rayonier Incentive Stock Plan (the “Incentive Stock Plan”) (see page 40); (3) approval of the Rayonier Non-Equity Incentive Plan (the “Non-Equity Incentive Plan”) (see page 46); (4) ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008 (see page 49); and (5) one shareholder proposal (see page 51). The Board of Directors recommends that you vote “FOR” each of proposals (1) through (4) and that you vote “AGAINST” proposal (5).

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 78,402,475 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 17, 2008 is entitled to one vote for each share owned.

Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	As allowed under rules recently adopted by the SEC, we are providing access to our proxy materials and Annual Report over the Internet this year to all shareholders who have not previously indicated a preference to receive paper copies. The Notice advised you of the website where you can access the proxy materials and Annual Report, how to request a printed set of the proxy materials and Annual Report if you would like, and how to submit your proxy over the Internet.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Notice or proxy card.

•	You can vote by telephone by following the “Vote by Phone” instructions on the www.proxyvote.com website referred to in the Notice.

•

If you request hard copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

•

You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY NOTICE OR PROXY CARD?

A:	You should have been provided a Notice or proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OR PROXY CARD?

A:	It means that you have multiple accounts in which you own Common Shares. Please vote all Notices or proxy cards with control numbers that you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-659-0158. From outside the U.S. you may call The Bank of New York at 201-680-6685.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•	voting on the Internet or by telephone before 11:59 p.m. eastern daylight time on the day before the Annual Meeting (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting; or

•	voting again before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 17, 2008 must be present, either in person or represented by proxy. All properly submitted proxies and ballots, as well as abstentions, broker non-votes and withheld votes, will be counted as present and entitled to vote for purposes of satisfying this requirement. Broker non-votes are shares that brokerage firms and banks, as record holders of Common Shares, are not permitted by New York Stock Exchange rules to vote on certain proposals in the absence of instructions from their customers, as the beneficial owners of those Common Shares.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	The affirmative vote of the majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect him or her as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. Abstentions will therefore not affect the outcome of director elections. Because brokerage firms and banks are permitted to vote on the election of directors in the absence of instructions from their customers, we do not anticipate that there will be any broker non-votes with regard to the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE INCENTIVE STOCK PLAN?

A:	The proposal to approve the Incentive Stock Plan will be approved if the number of votes cast “FOR” the proposal exceeds the number of “AGAINST” and “ABSTAIN” votes. As a result, abstentions will have the practical effect of a vote against the proposal, but broker non-votes will have no effect on the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE NON-EQUITY INCENTIVE PLAN?

A:	The proposal to approve the Non-Equity Incentive Plan will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. As a result, abstentions will not affect the outcome. We do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. We do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE SHAREHOLDER PROPOSAL?

A:	The shareholder proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions and broker non-votes will not affect the outcome.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Notice or proxy card is legally and properly brought before the Annual Meeting by a shareholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Rayonier. Under the Company’s bylaws, all shareholder proposals (including director nominations) must have been received by December 11, 2007 to be considered at the Annual Meeting. We have not received any other shareholder proposals or director nominations from shareholders that will be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce results of the voting on the five proposals at the Annual Meeting and in our Quarterly Report on Form 10-Q for the second quarter of 2008.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:	The Company pays the costs of soliciting proxies and has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies. For these services the Company will pay Innisfree a fee of $12,500, plus expenses. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	All shareholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2009 must provide notice by certified mail—return receipt requested to Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202 by no later than December 1, 2008. The notice must satisfy the requirements for shareholder proposals under the federal securities laws. Under our bylaws, this deadline also applies to any shareholder proposal sought to be considered at the 2009 Annual Meeting, not just to those sought to be included in the proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our Proxy Statement or on our proxy card. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing management and the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held eleven meetings during 2007.

The Board is divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class II directors, James H. Hance, Jr., Paul G. Kirk, Jr. and Carl S. Sloane, will expire at the 2008 Annual Meeting. Messrs. Hance, Kirk and Sloane have each been nominated for re-election for a term expiring in 2011.

V. Larkin Martin was appointed as a Class III director by the Board on August 6, 2007. North Carolina law requires that any director appointed by the Board stand for election at the first Annual Meeting following his or her appointment. Accordingly, Ms. Martin has been nominated for election as a Class III director for a term expiring in 2009.

The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of the majority of the votes cast at the Annual Meeting, under North Carolina law the director would remain in office as a “holdover” director until his or her successor is elected and qualified or he or she resigns, retires or is otherwise removed. In such a situation, our Corporate Governance Principles require the director to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Board is then required to make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.

A biography of each member of Rayonier’s current Board of Directors, including the four nominees for election, is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOUR NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information As To Nominees For Election To The Board Of Directors

Class II, Terms Expire in 2008

JAMES H. HANCE, JR., Age 63	Director Since 2004

Mr. Hance is the retired Vice Chairman of the Board of Bank of America Corporation (a financial institution providing a full range of banking, investing, asset management and other financial and risk-management products and services), a position he held from 1993 until his retirement in January 2005. He also served as Chief Financial Officer from 1988 until April 2004. Mr. Hance joined NCNB Corporation, predecessor to NationsBank and Bank of America, in 1987 as Executive Vice President and Chief Accounting Officer. He also serves as a director of Cousins Properties Incorporated, Duke Energy Corporation and as Non-Executive Chairman of Sprint Nextel Corporation. He is a graduate of Westminster College and holds an MBA from Washington University.

PAUL G. KIRK, JR., Age 70	Director Since 1994

Mr. Kirk is the Chairman, President and a director of Kirk & Associates, Inc., (a business advisory and consulting firm). He was a partner in the law firm of Sullivan & Worcester from 1977 to 1992 and is presently affiliated with the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is currently a Trustee of St. Sebastian’s School, Chairman of the Board of Directors of the John F. Kennedy Library Foundation, Chairman of the Visiting Committee on Harvard Athletics and serves as Co-Chairman of the Commission on Presidential Debates. He is also a director of The Hartford Financial Services Group, Inc. and Cedar Shopping Centers, Inc. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

CARL S. SLOANE, Age 71	Director Since 1997

Mr. Sloane served as Co-Chairman of AlixPartners Holdings and Questor Partners Holdings (providers of services and capital to underperforming and distressed companies) from June 2005 until October 2006. He is also Professor Emeritus, Harvard University Graduate School of Business Administration, and a Trustee of Beth Israel Deaconess Medical Center, a Harvard affiliated teaching hospital. He was the Ernest L. Arbuckle Professor of Business Administration at Harvard from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, Mr. Sloane spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He is also a director of The Brinks Company. Mr. Sloane is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

Class III, Term Expires in 2009

V. LARKIN MARTIN, Age 44	Director Since 2007

Ms. Martin is the Managing Partner of Martin Farm and Vice President of The Albemarle Corporation (family businesses with interests in agriculture and timberland), positions she has held since 1990. She also serves as Chairman of the Board of Directors of the Federal Reserve Bank of Atlanta and is a director and officer of Servico, Inc. and Cottonseed, LLC, (operations involved in cotton ginning, warehousing and whole cottonseed sales). Ms. Martin is also on the Board of Directors of The Cotton Board and the Business Council of Alabama and is a member of the President’s Advisory Council of the University of Alabama in Birmingham. She holds a bachelor’s degree from Vanderbilt University.

Information As To Other Directors

Class I, Terms Expire in 2010

C. DAVID BROWN, II, Age 56	Director Since 2006

Mr. Brown is Chairman of Broad and Cassel, an Orlando based law firm, a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. He joined the firm in 1980. Prior to joining Broad and Cassel, Mr. Brown was an associate with Rowland, Bowen and Thomas, P.A. and served as a First Lieutenant in the United States Air Force. Mr. Brown serves on the board of CVS Caremark Corporation. He holds a bachelor’s and juris doctorate degree from the University of Florida.

THOMAS I. MORGAN, Age 54	Director Since 2004

Mr. Morgan is the retired President and Chief Executive Officer of Hughes Supply, Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products). He joined Hughes Supply in 2001 as President and Chief Operating Officer and was elected President and Chief Executive Officer in 2003. Previously Mr. Morgan was Chief Executive Officer of EnfoTrust Network (a business to business information delivery network) from February 2000 to March 2001, Chief Executive Officer of Value America (an online retailer) from February 1999 to November 1999, and Chief Executive Officer of US Office Products (an office supply company) from November 1997 to January 1999. He also spent 22 years with Genuine Parts Company (a distributor of automotive and industrial replacement parts, office products and electrical/electronic materials) in positions of increasing responsibility. Mr. Morgan serves as a director of ITT Educational Services, Inc., Tech Data Corporation and Waste Management, Inc. Mr. Morgan is a graduate of the University of Tennessee.

LEE M. THOMAS, Age 63	Director Since 2006

Mr. Thomas joined Rayonier in 2006 as a Director, was named President and Chief Executive Officer on March 1, 2007 and became Chairman effective July 1, 2007. Prior to joining Rayonier, Mr. Thomas served as President of Georgia-Pacific Corporation, beginning in September 2002, and as its Chief Operating Officer, beginning in March 2003, until his retirement in December 2005. Prior to becoming President and Chief Operating Officer, Mr. Thomas served in a number of management positions with Georgia-Pacific, including President-Building Products and Distribution from March 2002 until September 2002, Executive Vice President-Consumer Products from August 2000 until March 2002 and Executive Vice President-Paper and Chemicals from December 1997 until August 2000. Mr. Thomas previously served as chairman and chief executive officer of Law Companies Environmental Group Inc., administrator of the U.S. Environmental Protection Agency, executive deputy director of the Federal Emergency Management Agency and director of the Division of Public Safety Programs—Office of the Governor of South Carolina. Mr. Thomas serves on the boards of Airgas Inc., Regal Entertainment Group and the Federal Reserve Bank of Atlanta. He holds a bachelor’s degree from the University of the South and a M.Ed. from the University of South Carolina.

Class III, Term Expires in 2009

RICHARD D. KINCAID, Age 46	Director Since 2004

Mr. Kincaid is a principal and founder of Lakeshore Holdings, LLC (a real estate opportunity fund). Mr. Kincaid was the President, Chief Executive Officer and a trustee of Equity Office Properties Trust (an owner and manager of office buildings and the largest U.S. real estate investment trust) until March 2007. He became President in November 2002 and Chief Executive Officer in April 2003. Mr. Kincaid joined Equity Office Properties Trust as Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C. (a predecessor of Equity Office Properties Trust), and was Senior Vice President of Equity Group Investments, Inc. (a private investment company). Mr. Kincaid serves as a director of Vail Resorts, Inc. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

RONALD TOWNSEND, Age 66	Director Since 2001

Mr. Townsend is an independent communications consultant based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend attended The City University of New York, Bernard Baruch.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors operates under a set of Corporate Governance Principles which include, among other things, guidelines for determining director independence and qualifications for directors. The Corporate Governance Principles can be found on the Company’s website at www.rayonier.com and are also available in print to any shareholder upon request in writing to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202. The Board, through its Nominating and Corporate Governance Committee (the “Nominating Committee”), regularly reviews corporate governance developments and best practices and modifies its Corporate Governance Principles, committee charters and key practices as warranted.

Director Independence

The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com or in print upon written request as described above. In applying the Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on the Director Independence Standards, the Board has determined that all directors other than Mr. Thomas are independent. The Nominating Committee, on behalf of the Board of Directors, considered various transactions undertaken in the ordinary course of business between the Company and other companies in connection with which any of our directors also serve as directors. The Board determined that none of these transactions were material to the Company, the other companies or the subject directors.

Committees Of The Board Of Directors

Our Board of Directors has four standing committees, each of which operates under a written charter available in the Investor Relations section of the Company’s website at www.rayonier.com. The committee charters are also available in print to any shareholder upon written request to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202. As required by NYSE listing standards and SEC rules, all members of the Audit, Compensation and Management Development and Nominating Committees have been affirmatively determined by the Board to be independent as set forth above.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2007
AUDIT: James H. Hance, Jr., Chair C. David Brown, II V. Larkin Martin Thomas I. Morgan Ronald Townsend	This Committee, comprised entirely of independent directors, is responsible for oversight of the Company’s accounting and financial reporting policies, processes and systems of internal control, including: • monitoring the independence and performance of the Company’s independent registered public accounting firm with responsibility for such firm’s selection, evaluation, compensation and discharge; • approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;	12

•      facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm; and

•      overseeing the Company’s legal compliance and ethics programs, including the Standard of Ethics and Code of Corporate Conduct.

COMPENSATION AND MANAGEMENT DEVELOPMENT: Thomas I. Morgan, Chair Richard D. Kincaid Paul G. Kirk, Jr. Carl S. Sloane	This Committee, comprised entirely of independent directors, is responsible for overseeing the compensation and benefits of employees, including; • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual Proxy Statement; • approving individual compensation actions for all senior executives other than Mr. Thomas; and • recommending compensation actions with regard to Mr. Thomas to the Board.	7
NOMINATING AND CORPORATE GOVERNANCE: Paul G. Kirk, Jr., Chair V. Larkin Martin Carl S. Sloane Ronald Townsend

This Committee, comprised entirely of independent directors, is responsible for:

•      establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;

•      recommending the composition of Board committees;

•      overseeing processes to evaluate Board and committee effectiveness;

•      recommending director compensation and benefits programs to the Board;

•      overseeing a set of Corporate Governance Principles for the Company; and

•      reviewing and approving changes to the charters of the other Board committees.

		5
FINANCE: Richard D. Kincaid, Chair C. David Brown, II James H. Hance, Jr. Lee M. Thomas	This Committee is responsible for advising the Board concerning certain issues with respect to the financial structure of the Company, including: • financial strategies and tax planning initiatives; • dividend policies; • capital structure; • financings; • risk management policies; • compliance with various REIT qualification tests; • investment policies; and • performance of the pension and savings plans.	5

On average, directors attended 93 percent of the aggregate meetings of the Board of Directors and Committees on which they served during 2007, and no director attended less than 75 percent of such meetings.

Non-Employee Director Meetings And Presiding Director

Our non-employee directors meet separately from the other directors in regularly scheduled meetings, chaired by the presiding director. The non-employee directors appointed Mr. Sloane to serve as the Board’s presiding director for 2007.

Director Attendance At Annual Meeting Of Shareholders

Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2007 Annual Meeting, all directors were in attendance.

Communications With The Board

Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the presiding director or the non-employee directors as a group may do so by writing them at Rayonier, c/o Corporate Secretary, 50 North Laura Street, Jacksonville, FL 32202. All such concerns received will be forwarded to the appropriate person or persons and may be accompanied by a report summarizing such concerns if deemed appropriate by the Corporate Secretary.

Director Nomination Process

It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified by any other source. While there are no specific minimum qualifications for director nominees other than a maximum permitted age, in evaluating the suitability of potential nominees it is the policy of the Nominating Committee to seek individuals who have the knowledge, experience, skills, expertise and diversity, together with the highest personal and professional integrity, to be most effective, in conjunction with the other Board nominees and members, in collectively serving the long-term interests of the Company’s shareholders. These criteria for Board membership are periodically reevaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. The Nominating Committee has also utilized independent third party search firms to identify potential director candidates. In 2007, Ms. Martin was identified by Mr. Thomas.

Submission Of Director Nominations By Shareholders

Our bylaws provide that nominations of persons for election to the Board of Directors may be made at the Annual Meeting either by or at the direction of the Board or by any shareholder who complies with the requirements set forth in our bylaws for submission of director nominations. Such requirements are that the shareholder: (i) be a shareholder of record at the time of submitting the required notice of nomination; (ii) be entitled to vote for the election of directors at the subject Annual Meeting; and (iii) comply with the notice procedures detailed below.

Notice of director nominations from shareholders must be in writing and received by the Corporate Secretary at the Company’s offices at 50 North Laura Street, Jacksonville, Florida 32202, not less than 120 days prior to the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting (provided that if we have changed our Annual Meeting date by more than 30 days from the previous year’s date, notices from shareholders must be received by a date that is a reasonable time before we begin to print and mail the Notice or Proxy Statement). Each shareholder’s notice must include the shareholder’s name and address and the number of Common Shares owned and, as to each potential nominee, information substantially the same as that required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, along with such potential nominee’s written consent to being named as a nominee and to serving as a director if elected.

Related Person Transactions

We have adopted a written policy regarding related person transactions pursuant to which we review certain relationships and transactions in which the Company and any of our directors and executive officers, their immediate family members or certain of their businesses or other affiliates, are participants to determine whether such persons have a material interest in any such transaction. Pursuant to our policy, a Related Person Transaction is any transaction, arrangement or relationship in which the Company is a participant and the amount involved exceeds $120,000 and in which any related person has, had or will have a material relationship.

The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions. The primary vehicle for obtaining this information is the annual Directors and Officers Questionnaire which requires a listing of all immediate family members and their employers and affiliates and disclosure of any transactions between (i) the subject director or executive officer, any of their immediate family members or any employer or affiliate of such director, officer or family member and (ii) the Company or any of its affiliates. Information provided is verified by comparison of identified individuals and entities with the Company’s accounts receivable and payable records. A report of all transactions identified, regardless of amount, is prepared and reviewed with the Nominating Committee, which determines, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction and whether, based on our policy and SEC rules, the transaction requires disclosure in the Company’s Proxy Statement. In the course of its review of a potential Related Person Transaction, the Nominating Committee will consider:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the benefits to the Company of the proposed transaction;

•	the availability of other sources of comparable products and services;

•	if applicable, the impact on a director’s independence; and

•	any other matters the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote regarding approval or ratification of the transaction. For 2007, no transactions were identified by the Nominating Committee as requiring disclosure.

Standard Of Ethics And Code Of Corporate Conduct

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com and is also available in print to any shareholder who requests it by writing to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202.

Compensation Committee Interlocks And Insider Participation; Processes And Procedures

Mr. Thomas served on our Board’s Compensation and Management Development Committee (the “Compensation Committee”) until being named an officer of the Company on March 1, 2007, at which time he resigned from the Committee. Otherwise, no member of the Compensation Committee served as one of our officers or employees at any time during 2007. There were no Compensation Committee interlocks or insider participation relationships or transactions within the meaning of applicable SEC rules in 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation and Management Development Committee of Rayonier’s Board of Directors, referred to in this discussion as “the Committee,” has responsibility for establishing and implementing our compensation philosophy, and for monitoring our adherence to that philosophy. The Committee has historically reviewed and approved compensation levels for all Rayonier executive officers as well as all of our compensation, retirement, perquisite and insured benefit programs, including programs applicable to our senior management team and Chief Executive Officer. The Committee also establishes annual performance objectives for our Chief Executive Officer, evaluates his accomplishments and performance against those objectives, and, for 2007, set his compensation level based upon such evaluation. Effective December 6, 2007, the Committee’s Charter was amended to provide that the Committee’s responsibility with regard to compensation decisions impacting the Chief Executive Officer is to make recommendations for consideration and approval by all independent members of our Board of Directors. Going forward, the evaluation of performance versus objectives will be the basis for the Committee’s recommendations regarding compensation for our Chief Executive Officer to the independent directors. These functions are set forth in the Committee’s Charter, which appears on our website and is reviewed annually by the Committee. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, competitive and consistent with our compensation philosophy. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other executives.

Throughout this proxy statement, the following individuals are referred to as our “named executive officers.” The compensation for these officers is disclosed in the tables following this discussion and analysis.

•	W. L. Nutter (our President and Chief Executive Officer through March 1, 2007);

•	Lee M. Thomas (our current Chairman, President, and Chief Executive Officer);

•

Hans E. Vanden Noort, our Senior Vice President and Chief Accounting Officer through June 1, 2007, and currently our Senior Vice President and Chief Financial Officer (co-Principal Financial Officer through June 1, 2007 and Principal Financial Officer after June 1, 2007);

•	Carl E. Kraus, our Senior Vice President, Finance (co-Principal Financial Officer through June 1, 2007);

•	Timothy H. Brannon, our Senior Vice President, Forest Resources;

•	Paul G. Boynton, our Senior Vice President, Performance Fibers and Wood Products; and

•	W. Edwin Frazier, III, our Senior Vice President, Chief Administrative Officer and Corporate Secretary.

Compensation Philosophy and Objectives

As set forth in the Committee’s Charter, our goal is to maintain compensation and benefits plans which will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to long-term enhancement of shareholder value. Given this goal, our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while maintaining competitive base pay, retirement, healthcare and other fixed compensation programs.

Role of Executive Officers in Compensation Decisions

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to insure that all major elements of compensation are addressed and compensation and benefits programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside the regular compensation cycle. Working with the Committee Chair, Mr. Frazier prepares an agenda and supporting materials for each meeting. Mr. Frazier, Mr. Nutter when he was Chief Executive Officer, and now Mr. Thomas, generally attend Committee meetings by invitation but are excused for executive sessions. As requested, they offer their opinions and recommendations to the Committee. As necessary, the Committee invites outside experts and other members of management to attend meetings to discuss areas within their specific areas of expertise or responsibility.

Setting Executive Compensation

Consistent with our compensation philosophy, the Committee has structured Rayonier’s annual and long-term incentive executive compensation programs to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving those goals. The key elements of our executive compensation program are:

•	base salary,

•	annual cash bonus incentives, and

•	long-term stock-based incentive compensation.

Each of these key elements is addressed separately below. The Committee takes into account the role of each of these primary components of compensation in evaluating an executive’s total compensation package.

Our primary compensation programs for executives, and in particular for our named executive officers, are designed to reflect their success, both individually and as a management team, in attaining key objectives. For example, as described more fully below, our annual bonus plan is funded based on Rayonier’s performance with regard to certain key financial metrics versus budgeted levels. However, the Committee has discretion to revise an executive’s formula award based on his or her performance against identified personal objectives (for named executive officers, the Committee’s discretion is limited to reducing, not increasing, formula awards). Our equity-based programs, which are emphasized at the senior executive level, are intended to reward team effort in successfully delivering value to our shareholders. Stock option grants reward increases in our share price over time, and performance share grants reward superior performance in generating shareholder return versus our peers. In each case, we have strived to ensure that our compensation program provides rewards based on meaningful measures of performance, and the Committee considers adjustments to the incentive programs each year in light of past experience, changes in the competitive environment, regulatory requirements and other relevant factors.

Compensation Consultants

The Committee seeks advice and assistance from compensation consultants and outside counsel to supplement their own knowledge and information provided by management. The Committee has engaged Exequity, LLP to periodically provide the Committee with advice and relevant market data and practices to consider when making compensation decisions, including decisions involving the Chief Executive Officer and the programs applicable to senior executives generally. Exequity also provides the Committee meaningful input on program design features and the balance of compensation among the various components of executive compensation. Last year, the Committee also utilized the services of Semler Brossy to assist in designing the funding and payout mechanism for the 2007 Annual Corporate Bonus Program discussed below.

In addition, during the Fall of 2006 the Committee engaged Watson Wyatt Worldwide to conduct a comprehensive review of our executive compensation practices, both from a quantitative standpoint (benchmarking compensation levels against comparable forest products and REIT industry companies) and a qualitative perspective (evaluating whether our compensation practices and programs were properly aligned with our business strategies). The results of the Watson Wyatt study are discussed in detail in our 2007 Proxy Statement. Various aspects of Watson Wyatt’s recommendations were incorporated into our compensation programs and practices for 2007, particularly in the Annual Corporate Bonus Program and the Performance Share Award Program discussed below. Revisions to the Bonus Program incorporating Watson Wyatt recommendations included adding a threshold payout level, increasing the maximum payout percentage and incorporating business unit level performance metrics for operations managers. The primary impact of such recommendations on the Performance Share Program was expanding the Program to include all executives, streamlining the peer group for relative comparison of shareholder return, moving from a step-rate quintile award scale to a straight-line method and reducing the payout level for below average performance.

Use of Peer Group Compensation Data

Given the diversity of our businesses and our REIT structure, we compete with companies across multiple industries for top executive-level talent. As such, the Committee generally expects that over time, the total compensation levels for our executives will be at or above the median level of compensation paid to similarly situated executives of general industry companies of comparable size. After initially determining executive compensation levels using the considerations described below, the Committee periodically reviews surveys of outside compensation practices provided by our compensation consultants in order to determine if our compensation levels and mix of components are competitive or might require rebalancing. The Committee does not benchmark to the median or to certain amounts or percentages of compensation, but consistent with our historic emphasis on providing “pay for performance,” we generally expect our base salary and annual bonus opportunities to be at or below median levels, and our long-term incentive award opportunities to be above median. Of course, variations from these general expectations may occur based upon the expertise and experience level of a given executive as well as individual, company and market factors.

In 2007, the Committee reviewed salary, annual bonus and long-term incentive compensation levels from the Towers Perrin 2006 Compensation Data Bank, which covers U.S. general industry companies with revenues from $1 billion to $3 billion (referred to in this discussion as “the Towers Perrin Survey”), and from a custom survey performed by Hewitt Associates covering the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization (referred to in this discussion as “the Hewitt Survey”). The companies included in the Hewitt Survey are:

•     Alliant Techsystems Inc.

•     Ametek, Inc.

•     Arrow Electronics, Inc.

•     BorgWarner Inc.

•     Brunswick Corporation

•     Ceridian
Corporation

•     Chicago Bridge and Iron Company

•     ChoicePoint Inc.

•     Covance

•     Dade Behring Inc.

•     Edwards Lifesciences LLC

•     Energizer Holdings, Inc.

•     Engelhard Corporation

•     Flowserve Corporation

•     FMC Technologies

•     Forest Oil Corporation

•     The Goodyear Tire & Rubber Company

•     Graco Inc.

•     Hasbro, Inc.

•     Hubbell Incorporated

•     Ingram Micro Inc.

•     Kinetic Concepts Inc.

•     Martin Marietta Materials, Inc.

•     The New York Times Company

•     Packaging Corporation of America

•     Pactiv Corporation

•     Pilgrim’s Pride Corporation

•     Plains Exploration & Production Company

•     The Scotts Miracle-Gro Company

•     The ServiceMaster Company

•     Smurfit-Stone Container Corporation

•     Solectron Corporation

•     Sonoco Products Company

•     Steelcase Inc.

•     Teradyne, Inc.

•     Thomas & Betts Corporation

•     The Timken Company

•     USG Corporation

•     The Valspar Corporation

•     Zebra Technologies Corporation

For 2007, we modified our Performance Share Award Program (described below under “Long Term Incentive Compensation”) to calculate payouts based on the relative performance of Rayonier against a custom peer group of 15 forest products and real estate companies, rather than against the companies comprising industry indices as we had for the past two years. We believe this will provide a more relevant peer group in addition to dramatically simplifying the calculations required for valuing the awards for financial statement purposes and for determining relative performance. We believe that for our Performance Share Award Program, comparison of Rayonier’s total shareholder return versus the peer group’s performance over a meaningful measurement period is the single most critical measure of overall management performance. This peer group (the “2007 Performance Share Peer Group”) consists of the following 15 companies, chosen by the Committee based on their operational relevance or their potential as alternative investments to Rayonier in the forest products or real estate sectors:

•     Plum Creek Timber Company, Inc.

•     Temple-Inland, Inc.

•     Potlatch Corporation

•     Packaging Corporation of America

•     Weyerhaeuser Company

•     MeadWestvaco Corp

•     Neenah Paper Inc.

•     Duke Realty Corporation

• Bowater Incorporated • The St. Joe Company • Buckeye Technologies, Inc. • Deltic Timber Corporation • International Paper Company • Louisiana-Pacific Corporation • Tembec, Inc.

Components of Executive Compensation For 2007

Given our philosophy of “pay for performance”, a significant percentage of total compensation for 2007 was allocated to performance-based incentives. As a general matter we recognize that as employees progress to higher levels within our organization, they assume more significant responsibility for our overall performance and returns to shareholders. Consequently, we seek to link greater portions of executive compensation to metrics that are tied to the creation of shareholder value. Looking at the named executive officers as a group, 75% of their 2007 target total compensation was allocated to “at risk” components consisting of annual bonus, performance shares and stock options, with the remaining 25% allocated to base salary. Our policy for allocating value between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing strong incentives for our executives to maintain an “ownership” mentality, focusing them on maximizing long-term value creation for Rayonier and our shareholders.

We provide cash compensation in the form of base salary to meet competitive market demands given the employee’s skills and experience, and in the form of annual bonus incentives linked to the Company’s, and for operations executives their business unit’s, financial performance against key budgeted financial metrics. We provide non-cash compensation to reward superior long-term performance in delivering value to our shareholders in both absolute terms (through stock options) and as compared to our competitors (through performance shares). While we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, historically we have paid a substantial portion of the value of total compensation to our named executive officers in the form of non-cash incentive compensation. Compensation paid to the named executive officers in 2007 ranged from 47% to 70% in non-cash compensation. We believe that this mix is both competitive within the marketplace and appropriate to fulfill our stated compensation philosophy.

Mr. Thomas holds the multiple responsibilities of Chairman, President and Chief Executive Officer. As a result, the Committee believes that he currently has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Committee sets his total compensation level appreciably higher in relationship to that of other named executive officers, but at a level the Committee believes is appropriate and reflective of current market practice.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise and job responsibilities, for work performed during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we generally do not seek to pay base salaries at levels exceeding market median among comparably-sized companies in general industry. The Hewitt Survey suggests that salaries for our named executive officers were generally at or below the median level for the group of forty comparably-sized general industry companies surveyed (and listed above). Consistent with our compensation philosophy, we strive to use incentive compensation, rather than base salary, to provide executives with an above-median compensation opportunity if we exceed budgeted financial performance metrics, drive increases in shareholder value and outperform our peers on a relative shareholder return basis.

Each year, the Committee reviews the base salary of our Chief Executive Officer and each of his direct reports, including all of our named executive officers. In making adjustments to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans; and

•	internal equity factors, meaning relative pay differences for different job levels.

Each of our named executive officers received an annualized salary increase of approximately 3-5% of his base salary for 2007. Mr. Vanden Noort received an additional 11% increase upon his June 1, 2007 promotion to Chief Financial Officer. In 2007, Mr. Nutter’s annual base salary was $800,000 and Mr. Thomas’ annual base salary was $850,000. The 2007 salary plan was structured to be generally consistent with market trends based on published salary survey data from Towers Perrin, World at Work, the Conference Board, Hewitt Associates and Mercer.

Annual Bonus Awards

Annual bonuses earned by our named executive officers for 2007 performance appear in the Summary Compensation Table on page 24, under the heading “Non-Equity Incentive Plan Compensation”. Under the 2007 Annual Corporate Bonus Program, target bonus amounts, calculated as a percentage of base salary, were established for all participants at the beginning of the year. Actual bonus payments were determined based on Rayonier’s performance for the year with regard to three key corporate financial metrics: net income, cash available for distribution and return on total capital, as measured against budgeted levels. Each of these three elements was weighted to reflect its relative importance in the Committee’s judgment, as described below, creating a single measurement of performance. We call this weighted measurement our Corporate Performance Factor or “CPF,” or, if measuring performance for an individual business unit, the Business Unit Performance Factor or “BUPF.” For each participant with direct operating responsibility for a business unit other than Real Estate, weightings of CPF and the relevant BUPF(s) were approved by the Committee to reflect the breadth of the executive’s responsibilities. A participant’s target bonus is multiplied by the relevant factors (CPF and BUPF) to arrive at the formula bonus award. Each factor is capped so that the maximum possible formula award for a participant is 200% of his or her target bonus.

Formula awards are then adjusted based on a subjective evaluation of the participant’s performance against his or her individual performance objectives for the year. Such adjustments to formula awards for the named executive officers are limited to downward adjustment in the discretion of the Committee (increases are not allowed). Bonuses paid to individual named executive officers are further limited under the Program to no more than 200% of base salary.

The Committee considered the following in establishing bonus awards for 2007:

•

Bonus Targets.    Bonus targets (the applicable percentage of base salary) were based on each employee’s salary level, with the applicable percentage set uniformly by salary grade. Accordingly, the formula bonus for employees with comparable base salaries will also be comparable. In approving the 2007 Annual Corporate Bonus Program, the Committee approved adjustments to the target bonus percentages for seven salary grades (grades 17, 18 and 21-25) to bring the bonus opportunity for employees in those salary grades to competitive levels, approximating the median based on the Towers Perrin Survey and the Hewitt Survey. The Committee established the following bonus targets as a percentage of base salary for each of our named executive officers for 2007: Mr. Nutter, 100% (prorated to reflect 2 months of service); Mr. Thomas, 100%; Mr. Brannon 65%; Mr. Boynton 65%; Mr. Frazier 61%; Mr. Vanden Noort 61%; and Mr. Kraus 51%. The Committee exercised its discretion by reducing three of the current named executive officers’ awards, with such reductions ranging from 5% to 20% of the formula awards.

•

Corporate Performance Factor and Business Unit Performance Factor.    The Committee established the formula for calculation of the performance factors (CPF and BUPF) under the 2007 Bonus Program to focus management on the financial metrics considered most critical to Rayonier. For 2007, CPF and BUPF were calculated by dividing the actual value of each of the following factors by the budgeted value, and weighted as shown:

•	Net Income for CPF and Operating Income of the individual business unit for BUPF (weighted at 45%);

•	Cash Available for Distribution for CPF and Cash Available for Distribution of the individual business unit for BUPF (weighted at 40%); and

•	Return on Total Capital for CPF and Return on Net Capital Employed at the individual business unit for BUPF (weighted at 15%).

Cash Available for Distribution, or “CAD”, is a metric to measure the Company’s ability to generate cash which can be distributed to shareholders as dividends or used for share repurchases, debt reduction or strategic acquisitions net of associated financing (e.g. realizing tax benefits for like kind exchanges). We define CAD as Cash Provided by Operating Activities less capital spending, the tax benefits associated with strategic acquisitions, the change in committed cash, the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account.

Return on Total Capital is a common metric used at the entity level to measure the financial return on interest bearing debt and equity capital invested in the business. Additionally, the Company considers deferred taxes as a form of capital given its relative permanence, assuming a constant level of capital spending. Return on total capital is calculated by dividing net income plus after-tax interest expense by average total capital.

Return on Net Capital Employed is a common metric used at the business unit or segment level to measure the financial return on the net capital invested in that particular unit. Net capital is defined as total assets less non-interest bearing debt and other liabilities. Return on net capital employed is calculated by dividing net after-tax operating income by net capital employed.

The Committee selected and weighted these measures, particularly CAD, to focus employees on the importance of cash generation given our REIT structure and the importance investors place on our ability to pay (and grow) our dividend.

Each year, Mr. Vanden Noort presents all material unusual, nonrecurring and non-budgeted items impacting the performance factor calculations (CPF or BUPF) for review by the Committee to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, each item should be included or excluded from the calculation. For 2007, the Committee adjusted items resulting in an overall improvement in net income of approximately $9.3 million, resulting in an increase in CPF from 117% to 122%. Items adjusted reflected the exclusion of the direct costs associated with the “hundred year” forest fires in the Southeast U.S., exclusion of the benefits of unanticipated state income tax credits received and adjustment of budgeted income to reflect the loss of royalties due to the closure of a third-party mining operation on our property. These adjustments also favorably impacted the BUPF for Forest Resources.

Payout at target levels for 2007, based on CPF and BUPFs at 100%, required achievement of the net income, cash available for distribution and return on total capital amounts consistent with Rayonier’s annual budget approved by the Board of Directors in December 2006. We believe that the budgeted levels for the relevant financial metrics, for both the Company and each business unit, were achievable but challenging, particularly given the inherent uncertainty in forecasting economic conditions. Actual performance against the fiscal 2007 metrics was well above target at the overall corporate level (CPF of 122%) due to record performance in our Performance Fibers business and strong rural property sales in our Real Estate segment, which more than offset below-budget performance in our Forest Resources and Wood Products businesses. BUPFs for 2007 ranged from -185% to +121%.

Long-Term Incentive Compensation

The 2004 Rayonier Incentive Stock and Management Bonus Plan (the “2004 Plan”) allows the Committee the flexibility to award long-term compensation incentives from a menu of equity-based awards. The Committee’s objective in granting such awards is to provide a strong incentive to our executives and key employees to focus on the ongoing creation of shareholder value, by offering above-median compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also further opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and their commitment to creating shareholder value.

Long-term incentives may consist of restricted stock, non-qualified stock options, incentive stock options (ISOs), stock appreciation rights (SARs), performance shares or any combination of the foregoing, as the Committee may determine. The Committee historically has not awarded ISOs or SARs, and has used restricted stock selectively for retention purposes. The 2007 grants of restricted stock to Messrs. Thomas, Boynton, Brannon, Frazier and Vanden Noort during the CEO succession process were consistent with that practice.

For senior executives, stock option and performance share award levels are based on three factors:

(i)	the aggregate dollar value of the total long-term incentive award opportunity for the executive approved by the Committee;

(ii)	the Committee’s allocation of that total value between stock options and performance share awards; and

(iii)	the value of a stock option and performance share award calculated at the time of award approval.

Through this mix of stock options and performance shares, our aim is to focus senior executives on providing superior returns to our shareholders and driving for sustained increases in Rayonier’s stock price.

For award purposes, the value of a stock option is based on the Black-Scholes valuation model, which is the same method we use in our financial statements, although as of a slightly earlier date (the December Committee meeting versus the January grant date). The grant date dollar value of a performance share was projected at the December 2006 Committee meeting, using a valuation model provided by Exequity, at $27.59 per share, or 67.3% of the then-current share price. Consistent with applicable accounting rules, we use a different valuation model for financial statement purposes which is derived from a simulation model run in January after the awards are made.

Long-term incentive awards for 2007 were determined and approved at the Committee’s regularly scheduled December 2006 meeting and are reflected in this Proxy Statement, including in the Summary Compensation Table on page 24 and the “Grants of Plan Based Awards” table on page 26. Long-term incentive awards reflect our compensation philosophy, which considers market pay practices of comparable companies, but with a greater emphasis on “at-risk” or “pay-for-performance” compensation, which the Committee believes more closely aligns management incentives with shareholder interests and fosters the long-term perspective necessary for continued success.

In determining the value of long-term incentive awards to the named executive officers in 2007, the Committee’s objective was to maintain the aggregate grant date dollar values at 2006 award levels, with certain changes to reflect increased responsibilities, including for Mr. Vanden Noort. These values were compared against data from the Towers Perrin Survey and the Hewitt Survey. Consistent with our “pay for performance” philosophy, the long-term incentive opportunities for the named executive officers were above median, generally approximating the 75th percentile, resulting in total direct compensation levels (salary, bonus and long-term incentives) approximating or above market median.

For 2007, the Committee also increased the allocation of performance share awards from 70% to 80% of grant date value, with a resulting decrease in the allocation of value to stock options from 30% to 20%. We believe that this mix of long-term incentive elements is consistent with current market practices, and makes efficient use of available shares, as the economic and incentive value of a Rayonier stock option is limited as a consequence of our shares’ relatively high dividend yield and low volatility.

We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. If at the time of any planned action relating to a grant of this type of compensation, any member of the Committee or any executive making recommendations to the Committee is aware of material non-public information about Rayonier or our prospects, it is our policy to make such award or grant without giving effect to such information. In implementing this policy, we do not change the size of the aggregate long-term incentive award and do not change our mechanism for allocating between compensation elements comprising the award or valuation of the individual elements of the award.

Stock Options

2007 stock option awards to our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 26.

Our stock option award program helps us:

•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Rayonier by executives; and

•	maintain competitive levels of total compensation.

Each December, the Committee approves the annual stock option award for the upcoming year for selected executives and key employees, as well as the award date, on which the exercise price for the award is set. For annual grants the award date has historically been the first trading day in January. For 2007, options to purchase 280,100 shares of Rayonier stock were authorized for award to 44 executives and 91 key employees. Rayonier does not backdate stock options or grant options retroactively. We do not coordinate grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information.

Stock options may also be granted in connection with new hires or promotions. The exercise price for these awards is set on the date of employment or the promotion date. The Committee has delegated authority to both Mr. Thomas and Mr. Frazier to make these discretionary awards of up to 5,000 shares to a single employee, subject to an aggregate annual limit of 30,000 shares, and prompt reporting of all such grants to the Committee. For 2007, such discretionary grants totaled 6,200 shares to three employees. The Committee has not delegated any other aspect of the stock option grant process to any other person or committee.

Performance Shares

2007 grants of performance share awards for our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 26. In 2007, the Committee brought all executive level employees into the Performance Share Award Program.

Our Performance Share Award Program helps us to:

•	focus executives on the long-term creation of shareholder value;

•	provide an opportunity for executives to increase their stock ownership in Rayonier;

•	maintain competitive levels of total compensation; and

•	provide a retention incentive for our executives.

Under this program, a target award, expressed as a number of shares of Rayonier stock, is approved for each executive at the beginning of a 36-month performance period. Awards are approved by the Committee at its regular December meeting and the performance period begins on the following January 1. Awards granted for the performance period beginning January 1, 2007 (and ending December 31, 2009) are referred to as the “2007 Class” of performance share awards. 2007 Class target awards totaling 221,100 shares were awarded to 45 executives. The number of actual Rayonier shares “paid out” in respect of a performance share award is determined at the end of the performance period. The 2007 Class awards will be paid out after the end of the performance period in January 2010.

The payout, if any, is based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return”, or “TSR”) as compared to that produced by the 2007 Performance Share Peer Group companies listed on page 15 during the same period. TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on a similar hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2007 Performance Share Peer Group companies consist of 15 forest products and real estate companies, as discussed above. Payout will be calculated based on our percentile TSR performance against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	175%
51st – 79th	100%, plus 2.5% for each incremental percentile position over the 50th percentile
50th	100%
21st – 49th	25%, plus 2.5% for each incremental percentile position over the 20th percentile
20th	25%
Below 20th	0%

The Committee annually considers the terms of our Performance Share Program and seeks to ensure that awards provide appropriate and competitive incentives and that the peer group is representative of our business and the investment alternatives available to investors and allows for efficient administration of the program. With the expansion of the Performance Share Program to include all executives in 2007, the Committee delegated authority to both Mr. Thomas and Mr. Frazier to make discretionary awards of performance shares in connection with new hires or promotions. Consistent with the Committee’s prior delegation with regard to the stock option program discussed above, such discretionary awards are limited to 5,000 performance shares to a single employee and are subject to an aggregate annual limit of 30,000 performance shares and prompt reporting of all such grants to the Committee. No such discretionary awards of performance shares were made in 2007.

Aggregate 2007 Executive Compensation Positioning

The following table summarizes the Committee’s compensation philosophy with respect to the key elements of executive compensation discussed above. The table shows where aggregate named executive officer targeted pay was positioned in 2007 when compared to the Hewitt Survey and the 2007 Performance Share Peer Group.

	Base Salary	Total Cash	Long-Term Incentives
Objective	Median	Median	75th Percentile
Targeted Position vs. Hewitt Survey	12.5% below	13.7% below	7.8% below
Targeted Position vs. 2007 Performance Share Peer Group	5.5% below	0.2% above	14.6% below

Retirement Plans and Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including (except as otherwise indicated) each of the named executive officers:

•	the Rayonier Investment and Savings Plan for Salaried Employees,

•	the Retirement Plan for Salaried Employees of Rayonier (this Plan was closed to new employees on January 1, 2006, so Mr. Thomas does not participate);

•	the Rayonier Excess Benefit Plan;

•	the Rayonier Salaried Retiree Medical Plan; and

•	the Rayonier Excess Savings and Deferred Compensation Plan.

The benefits available under these Plans are intended to provide income replacement after retirement, either through a defined pension benefit, withdrawals from a 401(k) plan or deferred compensation, as well as access to quality healthcare. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long-term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. For a detailed description of our retirement plans, see the discussion following the “Pension Benefits” table on page 30. The Excess Savings and Deferred Compensation Plan is designed to provide employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 32. For the calculation of benefits under the retirement plans and programs, see the “Potential Payments Upon Termination or Change In Control” table on page 34.

The Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan. We believe that our retirees deserve to continue to have access to quality healthcare, and extend these benefits on an equivalent basis to all eligible retirees.

The Committee reviews these retirement benefit programs annually to evaluate their continued competitiveness. These programs are generally not considered in setting the level of key elements of compensation for the named executive officers.

Executive Severance Pay Plan

The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to a named executive officer may range from 17 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

The Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan reflects the Committee’s view that it is critical for executive retention to be encouraged and that the continued attention and dedication to duty of our senior executives be fostered, notwithstanding the possibility, threat, rumor, or occurrence of a change in control of Rayonier. In addition, the Executive Severance Pay Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue concern over whether the transaction would jeopardize the executives’ own employment or significantly disrupt or change the culture or environment of their employment.

The Executive Severance Pay Plan achieves these objectives by providing certain benefits, such as cash payments and vesting of outstanding awards, to eligible executives designated by the Committee, which currently include all of our named executive officers, in the event of a change in control. The potential payments available under the Executive Severance Pay Plan do not affect the Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentives. The potential payments under the Executive Severance Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table on page 34, and the components of the plan are discussed in detail following the table.

Perquisites and Personal Benefits

Rayonier provides our named executive officers with limited perquisites that the Committee believes are reasonable and consistent with our desire to attract and retain talented executives. The Committee annually reviews the nature and value of perquisites and other personal benefits provided. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our named executive officers are eligible to participate in the following programs:

•	Executive Physical Program – Each executive-level employee of the Company is required to have a physical examination every other year until age 50, and every year after 50.

•

Senior Executive Tax and Financial Planning Program – This program provides reimbursement to nine senior executives (including the named executive officers) for expenses incurred for preparation of annual income tax returns and for financial and estate planning. Reimbursements are taxable to the recipient, and are grossed-up for tax purposes. The annual reimbursement limit (before gross-up) for 2007 was $25,000 for Mr. Nutter and Mr. Thomas, and $10,000 for all other participants.

The total cost of these programs to the Company for 2007 was $193,251 (including tax gross-ups). The Company does not pay car allowances (or provide company cars), personal club membership dues, home security expenses or allow personal use of chartered aircraft.

Other Matters

Share Ownership Requirements

We believe that share ownership requirements help to further focus the senior management team on the long-term success of our business and the interests of our shareholders. All executives at the Vice President level and higher are expected to acquire and hold, within three years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. There are four tiers within senior management covered by ownership requirements. For the Chief Executive Officer, the requirement is four times base salary; for Executive Vice Presidents, three; for Senior Vice Presidents, two and for Vice Presidents, one. We also require that each director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer.

Currently, all directors and officers subject to our share ownership requirements have met their required level of ownership.

2008 Compensation Decisions

As discussed in detail under Items 2 and 3 beginning of page 40, if approved by shareholders the Incentive Stock Plan and the Non-Equity Incentive Plan would replace, by amendment and restatement, the 2004 Plan. We would not anticipate the approval of either of these Plans to impact 2009 award levels.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Rayonier Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee

Thomas I. Morgan, Chair	Paul G. Kirk, Jr.
Richard D. Kincaid	Carl S. Sloane

SUMMARY COMPENSATION TABLE

This table discloses compensation for Rayonier’s Principal Executive Officer(s), Principal Financial Officer(s) and the three other most highly compensated executive officers in the Company (the “named executive officers”) for 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) (7) ($)	Total ($)
Lee M. Thomas Chairman, President and Chief Executive Officer	2007 2006	686,539 —	— —	1,073,175 —	130,986 —	1,700,000 —	— —	137,611	3,728,311
W. Lee Nutter (Former Chairman, President and Chief Executive Officer – Retired)	2007 2006	421,539 800,000	— —	2,139,749 2,311,158	166,437 818,322	133,333 840,000	1,028,177 880,353	55,355 17,907	3.944.590 5,667,740
Hans E. Vanden Noort Senior Vice President and Chief Financial Officer	2007 2006	297,312 270,000	— —	758,840 451,922	115,256 102,944	384,300 124,740	69,181 39,135	112,415 20,639	1,737,304 1,009,380
Carl E. Kraus Senior Vice President, Finance	2007 2006	279,062 270,000	— 20,000	211,147 60,418	75,418 51,700	230,438 100,000	47,651 34,002	13,603 75,346	857,319 611,466
Timothy H. Brannon Senior Vice President, Forest Resources	2007 2006	355,846 332,596	— —	1,213,171 1,064,761	288,001 436,452	335,088 238,875	553,179 463,956	29,775 18,493	2,775,161 2,555,133
Paul G. Boynton Senior Vice President, Performance Fibers and Wood Products	2007 2006	318,269 300,000	— —	966,872 895,567	194,456 193,444	422,500 204,750	80,191 52,171	109,331 27,282	2,091,619 1,673,214
W. Edwin Frazier, III Senior Vice President, Chief Administrative Officer and Corporate Secretary	2007 2006	304,835 290,000	— —	966,872 895,567	194,456 193,444	359,638 185,745	108,494 74,149	112,937 26,074	2,047,232 1,664,979

(1)	Mr. Kraus received a $20,000 hiring bonus in 2006.

(2)	The 2006 amount reflects the expense to the Company for restricted stock and performance share awards granted in 2004, 2005 and 2006. The 2007 amount reflects this expense for 2005, 2006 and 2007. A discussion of the assumptions used in calculating these values may be found in Note 19 “Incentive Stock Plans” included in the notes to our financial statements in our 2006 and 2007 Form 10-K.

(3)	This amount reflects the 2006 expense to the Company for options granted in 2004, 2005 and 2006 and the 2007 expense for options granted in 2005, 2006 and 2007. The expense equates to one third of the option value for each year consistent with the vesting schedule for these awards. In addition, consistent with FAS123(R), the 2006 expense for Mr. Nutter and the 2006 and 2007 expense for Mr. Brannon includes the full value of their option grants as they were retirement eligible. A discussion of the assumptions used in calculating these values may be found in Note 19 “Incentive Stock Plans” included in the notes to our financial statements in our 2006 and 2007 Form 10-K.

(4)	Represents awards under the 2006 and 2007 Annual Corporate Bonus Programs discussed in the Compensation Discussion and Analysis beginning on page 16.

(5)	Represents: (a) the annual change in actuarial present value of the participants’ pension benefit under the Company’s retirement plans; and (b) the above market interest on non-qualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on non-qualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported. Accordingly, above market interest paid for 2006 was: Mr. Nutter, $12,195; Mr. Vanden Noort, $866; and Mr. Boynton, $941. Above market interest paid for 2007 was: Mr. Nutter, $10,282; and Mr. Boynton, $784.

(6)	These amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, a 401(k) Plan; premiums for group life insurance; reimbursement of expenses incurred under the Senior Executive Tax and Financial Planning Program; reimbursement of spousal travel to an offsite Board meeting; restricted stock dividends and accrued interest; and the costs of mandatory executive physical examinations. In addition, Mr. Nutter received $32,803 to reimburse the cost of office space following his retirement and Mr. Thomas received $8,500 in Board of Director fees prior to becoming Chief Executive Officer in March 2007. As amounts reimbursed under the Senior Executive Tax and Financial Planning Program and for spousal travel are considered taxable, the following tax reimbursements were provided for 2006: Mr. Nutter, $1,582; Mr. Vanden Noort, $3,596; Mr. Brannon, $2,730; Mr. Boynton, $7,376; and Mr. Frazier, $3,813. For 2007, the following tax reimbursements were provided: Mr. Thomas, $14,765; Mr. Nutter, $2,908; Mr. Vanden Noort, $5,851; Mr. Brannon, $5,562; Mr. Boynton, $5,815; and, Mr. Frazier, $6,415. In 2006, Mr. Kraus received $40,660 in relocation costs along with a relocation tax reimbursement of $17,734. In 2007, Mr. Thomas received $50,235 in relocation costs along with a relocation tax reimbursement of $17,116.

(7)	All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Lee M. Thomas	—	3/14/07	0	850,000	1,700,000							—
	3/1/07	2/13/07				13,825	55,300	96,775				2,546,150
	3/1/07	2/13/07							50,000			2,225,000
	3/1/07	2/13/07								49,200	44.50	492,492
W. Lee Nutter	—	3/14/07	0	133,333	266,667							—
Hans E. Vanden Noort	—	3/14/07	0	192,150	384,300							—
	1/3/07	12/7/06				3,625	14,500	25,375				624,682
	2/28/07	2/8/07							10,000			446,600
	1/3/07	12/7/06								12,300	41.03	118,572
Carl E. Kraus	—	3/14/07	0	144,024	288,048							—
	1/3/07	12/7/06				2,175	8,700	15,225				374,809
	1/3/07	12/7/06								7,400	41.03	71,336
Timothy H. Brannon	—	3/14/07	0	232,700	465,400							—
	1/3/07	12/7/06				5,800	23,200	40,600				999,491
	2/28/07	2/8/07							10,000			446,600
	1/3/07	12/7/06								19,600	41.03	188,944
Paul G. Boynton	—	3/14/07	0	211,250	422,500							—
	1/3/07	12/7/06				5,075	20,300	35,525				874,554
	2/28/07	2/8/07							10,000			446,600
	1/3/07	12/7/06								17,200	41.03	165,808
W. Edwin Frazier, III	—	3/14/07	0	189,283	378,566							—
	1/3/07	12/7/06				5,075	20,300	35,525				874,554
	2/28/07	2/8/07							10,000			446,600
	1/3/07	12/7/06								17,200	41.03	165,808

(1)	2007 annual equity grants were made in December 2006 and effective the first trading day of January 2007. Equity grants for Mr. Thomas were approved February 13, 2007 and effective his first day of employment, March 1, 2007. Restricted share awards for Messrs. Vanden Noort, Brannon, Boynton and Frazier were approved February 8, 2007 and effective February 28, 2007. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Compensation Committee approved the performance criteria under the 2007 Annual Corporate Bonus Program.

(2)	Reflects potential awards under the 2007 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “Annual Bonus Awards” section of the Compensation Discussion and Analysis beginning on page 16. The actual amount earned by each named executive officer in 2007 is reflected in the Summary Compensation Table on page 24 under the “Non-Equity Incentive Plan Compensation” column.

(3)	Reflects potential awards, in number of shares, under the 2007 Class Performance Share Program. Awards can range from 0% to 175% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis on page 20.

(4)	Reflects restricted stock awards for 2007. Mr. Thomas’ award was granted on March 1, 2007 and vests as follows: 15% at the end of three years; 35% at the end of four years and 50% at the end of five years. Awards to Messrs. Vanden Noort, Brannon, Boynton and Frazier were made on February 28, 2007 and vest at the end of three years. Restricted stock awards accrue dividends and interest at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. Dividends and interest are paid once the restricted share awards vest.

(5)	Reflects annual stock option awards for 2007. The exercise price of all awarded stock options is equal to the composite closing price of Rayonier shares on the New York Stock Exchange on the award grant date. The awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the award date, and expire on the tenth anniversary of the award date or earlier upon certain terminations of employment.

(6)	Reflects the grant date fair value calculated in accordance with FAS123(R).

As discussed in the Compensation Discussion and Analysis on page 15, the Summary Compensation Table and Grants of Plan-Based Awards Table reflects that, consistent with the Compensation Committee’s stated philosophy, the majority of total compensation for named executive officers for 2007 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the Compensation Discussion and Analysis beginning on page 16.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance shares and restricted stock awards for the named executive officers as of December 31, 2007.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Lee M. Thomas	0	49,200	44.50	03/01/07	03/01/17
						50,000	2,362,000
								96,775	4,571,651
W. Lee Nutter	57,400	0	41.34	01/03/06	01/03/16
	75,000	0	32.27	01/03/05	01/03/15
	75,000	0	27.72	01/02/04	01/02/14
	160,245	0	17.23	01/02/03	01/04/13
	70,516	0	18.59	01/02/02	01/04/12
								72,800	3,439,072
								87,413	4,129,390
Hans E. Vanden Noort	0	12,300	41.03	01/03/07	01/03/17
	4,800	9,600	41.34	01/03/06	01/03/16
	10,000	5,000	32.27	01/03/05	01/03/15
	10,500	0	27.47	12/30/03	01/01/14
	16,025	0	17.23	01/02/03	01/04/13
						10,000	472,400
								25,375	1,198,715
								18,375	868,035
								13,125	620,025
Carl E. Kraus	0	7,400	41.03	01/03/07	01/03/17
	3,334	6,666	41.34	01/03/06	01/03/16
	5,000	2,500	37.59	09/19/05	09/19/15
								15,225	719,229
								12,600	595,224
Timothy H. Brannon	0	19,600	41.03	01/03/07	01/03/17
	9,467	18,933	41.34	01/03/06	01/03/16
	30,000	15,000	32.27	01/03/05	01/03/15
	45,000	0	27.72	01/02/04	01/02/14
	53,415	0	17.23	01/02/03	01/04/13
	24,038	0	18.59	01/02/02	01/04/12
	21,366	0	14.35	01/02/01	01/04/11
	8,903	0	17.51	01/03/00	01/05/10
	21,366	0	17.06	01/04/99	01/06/09
						10,000	472,400
								40,600	1,917,944
								36,225	1,711,269
								39,375	1,860,075

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Paul G. Boynton	0	17,200	41.03	01/03/07	01/03/17
	8,134	16,266	41.34	01/03/06	01/03/16
	20,000	10,000	32.27	01/03/05	01/03/15
	30,000	0	27.72	01/02/04	01/02/14
	40,062	0	17.23	01/02/03	01/04/13
						10,000	472,400
								35,525	1,678,201
								30,975	1,463,259
								26,250	1,240,050
W. Edwin Frazier, III	0	17,200	41.03	01/03/07	01/03/17
	8,134	16,266	41.34	01/03/06	01/03/16
	20,000	10,000	32.27	01/03/05	01/03/15
	30,000	0	27.72	01/02/04	01/02/14
	13,355	0	17.23	01/02/03	01/04/13
	13,355	0	18.59	01/02/02	01/04/12
						10,000	472,400
								35,525	1,678,201
								30,975	1,463,259
								26,250	1,240,050

(1)	Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the award date.

(2)	Represents 2007 restricted stock awards vesting as follows: Mr. Thomas, 7,500 shares on March 1, 2010, 17,500 shares on March 1, 2011 and 25,000 shares on March 1, 2012; Messrs. Vanden Noort, Brannon, Boynton and Frazier, February 28, 2010.

(3)	Value based on the December 31, 2007 closing share price of $47.24.

(4)	Represents awards under the Performance Share Award Program for 2005, 2006 and 2007, each with a 36-month performance period. As required, this disclosure reflects the maximum potential award. Under the Performance Share Award Program, the actual award value can range from zero to the maximum shown. See the “Performance Shares” section of the Compensation Discussion and Analysis on page 20.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Lee M. Thomas	—	—	—	—
W. Lee Nutter	469,600	13,616,129	74,925	3,075,671
Hans E. Vanden Noort	8,013	209,023	15,000	724,350
Carl E. Kraus	—	—	—	—
Timothy H. Brannon	18,696	545,736	33,750	1,385,438
Paul G. Boynton	32,050	814,605	37,500	1,539,375
W. Edwin Frazier, III	10,683	324,353	37,500	1,539,375

(1)	Represents: (a) restricted share awards vesting in 2007 for Messrs. Vanden Noort, Boynton, and Frazier; and (b) payouts under the 2004 Class Performance Share Award Program for Messrs. Nutter, Brannon, Boynton and Frazier.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable from the Retirement Plan for Salaried Employees of Rayonier Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Thomas	Rayonier Salaried Employees Retirement Plan	n/a	n/a	n/a
	Rayonier Excess Benefit Plan	n/a	n/a	n/a
W. Lee Nutter (3)	Rayonier Salaried Employees Retirement Plan	40.1	414,129	16,136
	Rayonier Excess Benefit Plan	40.1	9,084,213	353,953
Hans E. Vanden Noort	Rayonier Salaried Employees Retirement Plan	6.2	123,071	—
	Rayonier Excess Benefit Plan	6.2	100,412	—
Carl E. Kraus	Rayonier Salaried Employees Retirement Plan	2.3	55,514	—
	Rayonier Excess Benefit Plan	2.3	33,317	—
Timothy H. Brannon (3)	Rayonier Salaried Employees Retirement Plan	35.5	506,832	—
	Rayonier Excess Benefit Plan	35.5	2,336,134	—
Paul G. Boynton	Rayonier Salaried Employees Retirement Plan	8.7	136,596	—
	Rayonier Excess Benefit Plan	8.7	170,435	—
W. Edwin Frazier, III	Rayonier Salaried Employees Retirement Plan	8.6	202,272	—
	Rayonier Excess Benefit Plan	8.6	196,805	—

(1)	Benefit service for Mr. Nutter is as of date of retirement, July 1, 2007.

(2)	Present Value of Accumulated Benefit is determined using the assumptions that applied for FAS 87 disclosure as of December 31, 2007. These assumptions include the RP-2000 mortality table and an interest rate of 6%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension which is the later of age 60 and 15 years of service, but not later than age 65. Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees. 85% of employees are assumed to be married with the male spouse 3 years older than the female spouse.

(3)	Mr. Nutter and Mr. Brannon are currently eligible for unreduced retirement benefits under the Retirement Plan.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. Mr. Thomas is not eligible for the Retirement Plan because he was hired by the Company after January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with our desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by the increased retirement contribution under the Rayonier Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.

For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.

A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).

A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.

Rayonier has adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the IRS Code Section 415 limitations or whose benefit is limited on account of the IRS Code Section 401(a)(17) limitation on compensation are participants in the Excess Plan. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan. We believe the extension of these benefits to executives is consistent with historic and current market practice for companies offering qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Lee M. Thomas	9,904	10,142	215	—	20,262
W. Lee Nutter	11,254	8,357	208,202	43,624	3,523,883
Hans E. Vanden Noort	11,789	7,435	1,966	184,116	43,017
Carl E. Kraus	2,607	4,036	160	—	7,055
Timothy H. Brannon	10,740	5,943	5,136	—	103,531
Paul G. Boynton	5,779	3,934	15,699	—	274,497
W. Edwin Frazier, III	5,003	3,401	1,534	—	34,207

(1)	All executive contributions and above market earnings in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 24.

(2)	To the extent that a participant was a named executive officer in prior years, executive and company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, the Company will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or .5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of our defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects our desire that salaried employees take a more active role in planning, saving and investing for retirement.

Rayonier contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment, and are made in the form of Rayonier stock in order to encourage employee share ownership. However, employees are free to transfer Company contributions to other investment options available under the Savings Plan immediately.

The Excess Savings component of the Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to defined contribution plans (401(k)). The Company contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed, and the Rayonier match, are unsecured, but earn a return equal to 120% of the long-term Applicable Federal Rate (adjusted monthly). Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component provides employees the opportunity to defer base salary in excess of $170,000 (less amounts contributed under the Excess Savings portion of the Plan) and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10 year treasury rate plus 1.50% (adjusted monthly). Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date. The purpose of the salary and bonus deferral program is to provide employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal.

All named executive officers were eligible and participating in the Excess Savings component of this Plan in 2007. While all named executive officers were eligible, only Messrs. Nutter, Vanden Noort and Boynton are participants in the Excess Base Salary and Bonus Deferral component.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on December 31, 2007. All payments are as provided under the Executive Severance Pay Plan (the “Executive Severance Plan”) discussed on page 22 of the Compensation Discussion and Analysis.

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare, Tax and Outplacement Benefits (4)	Acceleration of Equity Awards (5)	Other	Excise Tax Reimburse- ments (6)
Lee M. Thomas
Voluntary termination	—	—		—	—	—	—
Terminated for cause	—	—		—	—	—	—
Retirement	—	—		—	—	—	—
Change in Control	—	—		—	4,821,016	—	1,754,624
Involuntary or voluntary for good reason termination after change in control	2,550,000	2,550,000	168,300	79,486	—	—	2,065,574
W. Lee Nutter
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	—	—	—	—	—	—	—
H. E. Vanden Noort
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	2,853,313	—	1,163,772
Involuntary or voluntary for good reason termination after change in control	945,000	576,450	252,688	64,372	—	—	699,660
C. E. Kraus
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	1,115,620	—	363.002
Involuntary or voluntary for good reason termination after change in control	564,800	288,048	291,472	57,666	—	—	422,313
T. H. Brannon
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	5,597683	—	1,930,219
Involuntary or voluntary for good reason termination after change in control	1,074,000	998,400	972,562	59,448	—	—	1,261,268
P. G. Boynton
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	4,487,162	—	1,656,873
Involuntary or voluntary for good reason termination after change in control	975,000	820,500	242,528	64,473	—	—	816,304
W. E. Frazier, III
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	4,487,162	—	1,854,902
Involuntary or voluntary for good reason termination after change in control	930,900	570,000	296,121	64,324	—	—	712,305

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Severance Plan.

(2)	Represents the applicable tier multiplier times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)	Represents the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and three additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives accrued annual tax and financial planning allowance; and, (iii) up to $30,000 in outplacement services.

(5)	For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2007 and the option exercise price. Performance share and restricted stock awards were valued using the closing price of the Company stock on December 31, 2007.

(6)	Upon a change in control, executives may be subject to excise tax under Section 280G of the Internal Revenue Code. The Excise Tax Reimbursement column represents the excise tax as well as any excise and income taxes payable as a result of the excise tax reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent, 35 percent federal income tax, 1.45 percent medicare tax and 6 percent state tax where applicable.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table on page 32.

In addition to being covered by the Executive Severance Plan, Mr. Boynton is covered under a Key Employee Retention Agreement which was entered into in December 2003 (and amended March 2006) to provide a retention incentive to Mr. Boynton. This agreement would be triggered if Mr. Boynton’s employment were to be terminated involuntarily or voluntarily for “good cause” within twelve months after a sale of an operating subsidiary of Rayonier or of a controlling interest in any such subsidiary. Payment under this agreement would equal the benefits to which he would be entitled to under the Executive Severance Plan, including vesting of stock options and performance share awards, had his employment been terminated in connection with a change in control of Rayonier. The Agreement also provides that if Mr. Boynton is actively involved in completing such an operating subsidiary sale at Rayonier’s request, whether or not his employment is terminated, he would receive a payment between 80% and 120% of the benefits he would be entitled to under the Executive Severance Plan in the event of a termination of his employment following a change in control. This agreement will expire December 31, 2009 (subject to extension if an operating subsidiary sale has occurred or negotiations are underway).

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant commitment of time and responsibility required of directors in fulfilling their duties, as well as the skill and experience level required. Similar to executive officers, directors are subject to a minimum share ownership requirement.

Cash Compensation Paid To Non-Employee Directors

Non-employee director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2007-2008 period, each non-employee director receives the following cash compensation (which is prorated for partial year service): (i) an annual cash retainer of $40,000 payable in equal quarterly installments; (ii) an additional annual retainer of $10,000 for the Audit Committee chair and $5,000 each for the chairs of the Compensation Committee, the Finance Committee and the Nominating Committee (payable in quarterly installments); (iii) meeting fees as follows: (A) $2,000 per Board meeting attended, (B) $2,000 per Audit Committee meeting attended, and (C) $1,500 per Committee meeting attended other than the Audit Committee; (iv) $2,000 for each business trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management. The fee for a director’s telephonic participation in a non-telephonic meeting of the Board or any Committee is one-half the otherwise applicable fee.

Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

Annual Equity Awards

For the 2007-2008 period, each non-employee director received a restricted stock award of 1,500 shares (prorated for partial year service) vesting on the one year anniversary of the date of grant (May 15, 2008), assuming continued service through the vesting period. Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate. A comparable 2008-2009 restricted stock award for non-employee directors is expected to be made after the Annual Meeting.

Other Fees

Fees for the presiding director are established by the Board upon the recommendation of the Nominating Committee. The current annual cash retainer for the presiding director is $10,000, payable quarterly.

In 2006, the Board established a Search Committee to select the executive recruiting firm used to identify potential CEO candidates, conduct initial candidate interviews, and present final candidates to the full Board for consideration. The Committee consisted of Mr. Sloane, as chairman, and Messrs. Kirk and Morgan. Fees in 2007 for this Committee were $10,000 for the chairman and $8,000 for each of the other members.

Other Compensation And Benefits

Each year The Rayonier Foundation makes a $1,000 contribution in the name of each non-employee director to a charity of the director’s choice.

The Directors’ Charitable Award Program, established in 1995, allows directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. The Program was discontinued for new directors effective January 1, 2004. As a result, only three current directors participate in this program, Messrs. Kirk, Sloane and Townsend. Eight retired directors also participate, including Ms. Ortega and Messrs. Gross and Nutter, who retired from the Board in 2007. The contributions will be made in ten annual installments after the death of any eligible director who: (i) has completed 60 full months of service; (ii) dies or becomes disabled while serving; or (iii) is actively serving at the time of a change in control of the Company. The Company has acquired joint life insurance contracts on the lives of eligible directors, the proceeds of which will be adequate to fund the necessary contributions to The Rayonier Foundation, as well as the premium costs of the contracts. Directors receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to the Company.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2007 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Brown, II, C. David	95,500		69,270	808	2,614	(4)	168,192
Gross, Ronald M.	23,000		22,276	0	24,382	(5)	69,658
Hance, Jr., James H.	90,750		63,312	0	3,931	(6)	157,993
Kincaid, Richard D.	77,750		63,312	0	3,931	(6)	144,993
Kirk, Jr., Paul G.	92,250	(7)	63,312	0	3,931	(6)	159,493
Martin, V. Larkin	36,900		26,853	0	1,000	(6)	64,753
Morgan, Thomas I.	109,500	(7)	63,312	0	3,931	(6)	176,743
Nutter, W. Lee (8)	—		—	—	—		—
Ortega, Katherine D.	34,500		22,276	2,793	5,532	(4)	65,101
Sloane, Carl S.	107,250	(9)	63,312	15,816	42,091	(10)	228,469
Thomas, Lee M. (11)	—		—	—	—		—
Townsend, Ronald	91,500		63,312	0	44,274	(12)	199,086

(1)	Represents fees paid during 2007.

(2)	Represents amounts recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R). The grant date fair value of each equity award computed in accordance with FAS 123(R) for Messrs. Brown, Hance, Kincaid, Kirk, Morgan, Sloane and Townsend was $65,880 (1,500 shares of restricted stock each); and for Ms. Martin was $48,826 (1,172 shares of restricted stock). There are no other restricted stock or option awards outstanding for any of the non-employee directors.

(3)	Represents above-market earnings on nonqualified deferred compensation in excess of 120% of applicable federal rates.

(4)	Represents annual charitable contribution, dividends accrued during fiscal 2007 on restricted stock awards and spousal travel (including tax reimbursement).

(5)	Represents annual charitable contribution, dividends accrued during fiscal 2007 on restricted stock awards, spousal travel (including tax reimbursement) and $17,896 in office expenses.

(6)	Represents annual charitable contribution and dividends accrued during fiscal 2007 on restricted stock awards.

(7)	Includes $8,000 in CEO Search Committee fees.

(8)	Mr. Nutter, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 24 for compensation information relating to Mr. Nutter during 2007.

(9)	Includes $10,000 in presiding director fees and $10,000 in CEO Search Committee fees.

(10)	Represents annual charitable contribution, dividends accrued during fiscal 2007 on restricted stock awards and a $38,160 life insurance premium associated with the Directors’ Charitable Award Program. For the remaining directors eligible to participate in the Directors’ Charitable Award Program, other than Mr. Townsend, policy premiums were paid prior to 2007. Additional policy premiums may be required in the future based on insurance company crediting rates.

(11)	Mr. Thomas served as a non-employee director for a portion of 2007, however his compensation as a director is reported as “All Other Compensation” in the Summary Compensation Table on page 24.

(12)	Represents annual charitable contribution, dividends accrued during fiscal 2007 on restricted stock awards, spousal travel (including tax reimbursement) and a $38,160 life insurance premium associated with the Directors’ Charitable Award Program.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Arnhold and S. Bleichroeder Advisers, LLC	6,700,024	(1)	8.58%
1345 Avenue of the Americas New York, NY 10105

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	4,536,159	(2)	5.8%

(1)	Holdings and percent of class as of December 31, 2007 as reported to the Securities and Exchange Commission on Schedule 13G/A on February 13, 2008, indicating sole voting and dispositive power over all shares.

(2)	Holdings and percent of class as of December 31, 2007 as reported to the Securities and Exchange Commission on Schedule 13G/A on January 29, 2008 indicating sole voting power over 3,634,290 shares; shared voting power over 664,572 shares; sole dispositive power over 3,850,994 shares; and shared dispositive power over 670,670 shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning Common Shares beneficially owned as of March 1, 2008 by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. All Common Shares listed below are owned directly by the individual concerned unless otherwise indicated:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned (1)		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (2)	(D) Sum of Columns (A) and (C) as Percent of Class
C. David Brown, II	2,318	(3)	*	-0-	*
James H. Hance, Jr.	20,875	(3)	*	-0-	*
Richard D. Kincaid	5,376	(3)	*	-0-	*
Paul G. Kirk, Jr.	19,457	(3)	*	-0-	*
V. Larkin Martin	1,172	(3)	*	-0-	*
Thomas I. Morgan	7,832	(3)	*	-0-	*
W. L. Nutter	953,944		1.22	438,161	1.78
Carl S. Sloane	16,762	(3)	*	-0-	*
Lee M. Thomas	51,423	(3)	*	-0-	*
Ronald Townsend	6,225	(3)	*	-0-	*
Paul G. Boynton	100,931	(3)(4)	*	122,063	*
Timothy H. Brannon	201,290	(3)(4)	*	244,555	*
W. Edwin Frazier, III	61,882	(3)(4)	*	108,711	*
Carl E. Kraus	1,483	(4)	*	14,134	*
Hans E. Vanden Noort	45,052	(3)(4)	*	55,225	*
Directors and executive officers as a group (17 persons)	1,622,356	(3)(4)	2.07%	1,127,563	3.51%

*	Less than 1%.

(1)	Certain of the shares shown in the table may be subject to margin accounts established by such persons.

(2)	Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2008 are deemed to be beneficially owned as of March 1, 2008.

(3)	Includes outstanding unvested restricted stock awards as follows: Mr. Brown, 1,500; Mr. Hance, 1,500; Mr. Kincaid, 1,500; Mr. Kirk, 1,500; Ms. Martin, 1,172; Mr. Morgan, 1,500; Mr. Sloane, 1,500; Mr. Thomas, 50,000; Mr. Townsend, 1,500; Mr. Boynton, 10,000; Mr. Brannon, 10,000; Mr. Frazier, 10,000; Mr. Vanden Noort, 10,000; and all directors and executive officers as a group, 111,672.

(4)	Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Thomas, 305; Mr. Nutter, 23,841; Mr. Boynton, 5,003; Mr. Brannon, 34,951; Mr. Frazier 198; Mr. Kraus, 1,483; Mr. Vanden Noort, 135; and all directors and executive officers as a group, 84,646.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Rayonier directors and executive officers, and persons who own more than ten percent of the outstanding Common Shares, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no additional reports needed to be filed, all required reports were filed on a timely basis on behalf of all persons subject to these requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our June 2003 and October 2005 3-for-2 stock splits and our December 2003 special stock dividend.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A))
Equity compensation plans approved by security holders	3,462,732	(1)	$27.85	1,853,912	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	3,462,732		$27.85	1,853,912

(1)	Consists of 2,585,019 outstanding stock options awarded under the 1994 Incentive Stock Plan and the 2004 Plan and 877,713 performance shares (assuming maximum payout) awarded under the 2004 Plan.

(2)	Consists of shares available for future issuance under the 2004 Plan.

Information is as of December 31, 2007. As of February 24, 2008, column (a) would equal 3,994,271 shares consisting of 2,907,031 options with a weighted average exercise price of $29.94 and weighted average term of 6.2 years, and 1,087,240 performance shares (assuming maximum payout). In addition, there are 146,000 issued restricted shares that have not vested and remain subject to forfeiture. As of February 24, 2008, column (c) would equal 1,056,177 shares.

ITEM 2—PROPOSAL TO APPROVE THE RAYONIER INCENTIVE STOCK PLAN

On February 26, 2008, the Board of Directors approved the Rayonier Incentive Stock Plan (the “Plan”) for consideration and approval by the shareholders. The Plan amends and restates the existing 2004 Plan, to increase the number of shares that may be awarded under the Plan and to remove the management bonus provisions, which will be contained in a new Rayonier Non-Equity Incentive Plan also being submitted for shareholder approval (see Item 3). The Board of Directors and the Compensation Committee believe these amendments, described below, are in the best interests of the Company and its shareholders and will enable us to continue to offer our employees and our non-employee directors competitive and efficient equity incentive compensation, and to focus them on providing superior returns to our shareholders. If approved by shareholders, the provisions of the Plan will take effect as of January 1, 2009.

If approved by shareholders, the total number of shares that may be awarded under the Plan will be increased by 1,500,000 shares from the 1,056,177 shares remaining available under the 2004 Plan as of March 3, 2008, to 2,556,177 shares. The available shares exclude shares that have previously been reserved for issuance as awards under outstanding programs under the Plan.

Provisions have been included in the Plan to meet the requirements for deductibility of executive compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, so as to qualify awards of performance shares as “performance-based compensation” in respect of the executives whose compensation is required to be reported in the Company’s Proxy Statement. To comply with Section 162(m), the

Company must periodically obtain shareholder approval for the arrangements applicable to such executives, and periodically obtain shareholder approval for the Plan. The Plan is being proposed in order to comply with the shareholder voting requirements under Section 162(m), to increase the number of shares available for awards under the Plan and to make certain other modifications.

The following is a brief description of the Plan. The full text of the Plan is attached as Appendix A and the following description is qualified in its entirety by reference to Appendix A.

Administration of the Plan

The selection of key employees who may participate in the Plan, and the terms and conditions of each award, are determined by the Compensation Committee, with the exception of awards to the Chief Executive Officer, which require Board approval. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m). The Compensation Committee has full power, discretion and authority to interpret, construe and administer the Plan, and all decisions, determinations or actions of the Compensation Committee pursuant to the Plan will be final and binding on all persons for all purposes. The Compensation Committee may delegate its powers as it deems appropriate, but may not delegate responsibility to make awards to executive officers, make awards intended to qualify as performance-based compensation for purposes of Section 162(m) or certify the satisfaction of performance objectives for purposes of Section 162(m). The Board itself serves to administer and interpret the Plan with respect to awards made to non-employee directors.

Eligibility

All non-employee directors and salaried employees of the Company and its subsidiaries are eligible to receive awards under the Plan.

Types of Awards

The Plan permits the grant of:

•	non-qualified and incentive stock options

•	stock appreciation rights granted in tandem with stock options

•	restricted stock

•	performance shares and restricted stock units

•	limited stock appreciation rights

Non-employee directors are eligible only for stock options and restricted stock awards.

Shares Covered by the Plan; Limit on Awards

The Plan permits the granting of awards covering 2,556,177 common shares (excluding shares that have been previously reserved for issuance as awards for outstanding programs under the 2004 Plan). The Common Shares issued under the Plan may be either authorized but unissued Common Shares or Common Shares purchased on the open market. As of March 3, 2008, there were approximately 78.4 million Common Shares outstanding, and the closing price per Common Share on March 3, 2008 was $43.40.

Any shares that are reserved for options or performance shares that lapse, expire or are forfeited may be available for subsequent awards to persons other than directors or executive officers of Rayonier.

No more than 1,400,000 of the total number of shares on a cumulative basis are available for restricted stock or performance shares and no more than 1,000,000 shares of stock may be cumulatively available for awards of incentive stock options. No single employee may receive options, performance shares, restricted stock or rights in any calendar year for more than four percent (4%) of the total number of shares authorized under the Plan.

Stock Options and Rights

Options granted under the Plan may be either non-qualified stock options or incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code. The exercise price of any stock option may not be less than the fair market value of the Common Shares on the date of grant. The exercise price is payable in cash, Common Shares previously owned by the optionee or a combination of cash and Common Shares previously owned by the optionee. Both non-qualified stock options and incentive stock options will generally expire on the tenth anniversary of the date of grant.

Stock appreciation rights may be granted in tandem with stock options to executive officers and employee directors of the Company. The optionee may elect to exercise a stock appreciation right in lieu of an option. The exercise of a right will entitle the holder to receive cash or Common Shares (or a combination of cash and Common Shares) having a value equal to the excess of the fair market value of the Common Shares on the date of exercise over the exercise price of the option.

Tax Consequences of Options

Non-Qualified Stock Options.    On the exercise of a non-qualified stock option, the optionee will recognize ordinary income for federal income tax purposes on the amount by which the fair market value of the stock on the date of exercise exceeds the exercise price of the option. The optionee will be taxed on this amount in the year of exercise, and the Company will generally be allowed a deduction in this amount for federal income tax purposes in the same year. When the optionee disposes of shares acquired on the exercise of a non-qualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as either a long- or short-term capital gain to the optionee, depending on the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as either a long- or short-term capital loss, depending on the holding period of the shares.

Incentive Stock Options.    On the exercise of an incentive stock option, no ordinary income will be recognized by the optionee. If the optionee holds the shares for over one year after the date of exercise and two years from the date of grant, then on the sale of the shares (i) the excess of the sale proceeds over the aggregate exercise price of the option will be long-term capital gain to the optionee, and (ii) the Company will not be entitled to a tax deduction under such circumstances. Generally if the optionee sells or otherwise disposes of the shares within one year after the date of exercise, the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but generally not more than the amount of gain realized on the disposition) will be ordinary income to the optionee at the time of such disposition. This is sometimes referred to as a “disqualifying disposition.” The Company generally will be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the optionee upon a disqualifying disposition.

Performance Shares

Performance shares are rights to receive Common Shares, as determined by the Compensation Committee, on the achievement of certain performance goals over a specified performance period.

The Compensation Committee determines the performance objectives of awards of performance shares. Performance objectives may vary for key employees and groups of key employees and are based on the performance goals that the Compensation Committee deems appropriate. The performance period and goals will be determined by the Compensation Committee prior to or reasonably promptly after the commencement of any performance period, but no later than the earlier of (i) ninety days after the commencement of the performance period or (ii) the day prior to the date on which 25 percent of the performance period has elapsed.

Performance goals may be expressed in terms of the following business criteria:

•	net income

•	earnings per share

•	operating income

•	operating cash flow

•	earnings before income taxes and depreciation

•	earnings before interest, taxes, depreciation and amortization

•	increases in operating margins

•	reductions in operating expenses

•	earnings on sales growth

•	total stockholder return

•	return on equity

•	return on total capital

•	return on invested capital

•	return on assets

•	economic value added

•	cost reductions and savings

•	increase in surplus

•	productivity improvements

A performance goal may also be based on an executive’s attainment of personal objectives with respect to the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long-term business goals. Performance goals may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units.

Following the completion of each performance period, the Compensation Committee will certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met. Unless the Compensation Committee determines otherwise, performance awards will not be settled until the Compensation Committee has made this certification.

The Compensation Committee may reduce or eliminate performance awards for any employee for any reason at any time. To the extent necessary to preserve the intended economic effects of the Plan, the Compensation Committee may also adjust the performance objectives or awards to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, (iii) a partial or complete liquidation of the Company or a subsidiary or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no such adjustment may be made if it would cause the awards to fail to qualify as performance-based compensation.

The Compensation Committee may structure the performance share awards as restricted stock units or any substantially similar instrument evidencing the right to receive a share of stock at some future date upon the lapse of the applicable restrictions established by the Compensation Committee or upon the satisfaction of any applicable performance goals established by the Compensation Committee under the Plan.

Amendment and Termination of the Plan

The Board may, at any time, amend or terminate the Plan and, specifically, may make such modifications to the Plan as it deems necessary to qualify payments under the Plan as deductible performance-based compensation under Section 162(m). No amendment may, without approval of a majority of the Company’s shareholders:

•	alter the group of persons eligible to participate in the Plan;

•

increase the number of Common Shares available for awards (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of the Common Shares or a stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets); or

•

decrease the exercise price of an outstanding option after the date of grant or permit the surrender of any outstanding option as consideration for the grant of a new option with a lower exercise price (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of the Common Shares or a stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets).

Special Rights Provided in the Event of a Change in Control

The Plan provides for certain special rights upon the occurrence of a “Change in Control,” as defined in the Retirement Plan for Salaried Employees of Rayonier Inc., as amended October 19, 2001 and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control. A Change in Control as defined in the Retirement Plan includes (i) certain acquisitions of 20 percent or more of the Company’s voting securities; (ii) the approval by Shareholders of the Company of (a) a consolidation or merger in which the Company is not the surviving corporation or (b) the sale or other transfer of all or substantially all of the Company’s assets; or (iii) a change in the composition of the Board of Directors of the Company over any period of 24 consecutive months, so that the persons who were members of the Board at the beginning of such period or who were elected on the nomination or recommendation of such persons fail to constitute at least 70 percent of the Board at the end of such period.

Upon the occurrence of a Change in Control:

(1)	All outstanding options and related rights will become immediately exercisable in full and will remain exercisable for cash for a period of 60 calendar days beginning on the date the Change in Control occurs (but no option or right will be exercisable beyond the expiration date of its original term).

(2)	Options and rights will continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of employees whose employment with the Company is terminated by the Company for other than just cause or who voluntarily terminate their employment because they believe in good faith that as a result of such Change in Control they will be unable effectively to discharge the duties of the position they occupied just prior to the occurrence of such Change in Control.

(3)

Any right or portion thereof (other than a right related to an incentive stock option) may be exercised based on a “formula price” equal to the highest of: (a) the fair market value, or (b) the average composite daily selling prices of the Stock during the performance period beginning on the 30th calendar day prior to the date on which the Right is exercised and ending on the date such Right is exercise, or (c) the highest gross price paid for the Common Shares during the same period of time, as reported in a report on Schedule 13D filed with the Securities and Exchange Commission; or (d) the highest gross price paid or to be paid for a Common Share (whether by way of exchange, conversion, distribution upon merger, liquidation or otherwise) in any of the transactions set forth in the definition of “Change in Control.”; provided that, if any of these alternative calculations is not a permitted calculation of “fair market value” under Treasury Regulation Section 1.409A-1(b)(5)(iv) in the circumstances, it shall not be included.

(4)	Limited stock appreciation rights will be automatically granted as to any option with respect to which rights are not then outstanding. The limited stock appreciation rights will entitle the holder to receive, without payment to the Company (except for applicable withholding taxes), an amount in cash equal to the excess of the formula price described above over the exercise price for the related option. Limited stock appreciation rights granted with respect to incentive stock options will entitle the holder to receive, without payment to the Company (except for applicable withholding taxes), an amount in cash equal to the excess of the fair market value of the Common Shares at the time of exercise over the exercise price of the related incentive stock option. Each limited stock appreciation right will be exercisable only during the period beginning on the first business day following the Change in Control and ending on the 60th calendar day following such date and will be exercisable only to the same extent that the related option is exercisable. Upon the exercise of a limited stock appreciation right, the related option, or portion thereof, will be deemed surrendered and no longer exercisable.

(5)	The restrictions applicable to shares of restricted stock will lapse upon the occurrence of a Change in Control. Employees holding restricted stock on the date of a Change in Control may, within the next succeeding 60 days, tender such restricted stock to Rayonier in exchange for cash in the amount of the formula price described above.

(6)	If a Change in Control occurs during the course of a performance period applicable to an award of performance shares, then the employee will be deemed to have satisfied the performance objectives and settlement of the performance shares will be based on the “formula price” described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RAYONIER INCENTIVE STOCK PLAN.

ITEM 3—PROPOSAL TO APPROVE THE

RAYONIER NON-EQUITY INCENTIVE PLAN

On February 26, 2008, the Board of Directors approved the Rayonier Non-Equity Incentive Plan (the “Plan”) for consideration and approval by the shareholders. If approved by the shareholders, the Plan will become effective on January 1, 2009. The Plan is the successor to the management bonus arrangements contained in Section 9 of the 2004 Plan, which as amended is being submitted for shareholder approval as well (see Item 2).

The purpose of the Plan is to provide a vehicle through which the Compensation Committee will make cash incentive awards to key personnel, referred to as “Designated Employees”, that have an impact on achievement by our Company or its affiliates of annual or other short-term performance objectives, as determined or established by the Compensation Committee. The Plan will be implemented through one or more bonus programs adopted periodically by the Compensation Committee. The performance periods are generally the calendar year.

Provisions have been included in the Plan to meet the requirements for deductibility of executive compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, so as to qualify bonus awards as performance-based compensation in respect of the executives whose compensation is required to be reported in the Company’s Proxy Statement. These executives are referred to as “Covered Executives” under the Plan. To comply with Section 162(m), the Company must periodically obtain shareholder approval for the arrangements applicable to Covered Executives.

The following is a brief description of the Plan. The full text of the Plan is attached as Appendix B and the following description is qualified in its entirety by reference to Appendix B.

Administration of the Plan

The Compensation Committee administers the Plan, with the exception of awards to the Chief Executive Officer which require Board approval. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m). The Compensation Committee has the full power, discretion and authority to interpret, construe and administer the Plan. The powers of the Compensation Committee include, but are not limited to, the power to: (i) determine the terms and conditions of each bonus program under the Plan, including the performance goals and performance objectives thereunder; (ii) select those employees of the Company or any Affiliate who are Designated Employees to whom bonus awards are granted pursuant to a bonus program under the Plan; (iii) determine the amount to be paid pursuant to each bonus award; (iv) determine whether and the extent to which the conditions to the payment of a bonus award have been satisfied; (v) provide rules and regulations from time to time for the management, operation and administration of the Plan and the bonus programs; (vi) construe the Plan and the bonus programs, which construction is final and conclusive upon all parties; and (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan and any bonus programs in such manner and to such extent as it shall deem expedient.

All decisions, determinations or actions of the Compensation Committee with respect to the Plan are final and binding on all persons for all purposes. The Compensation Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan or any bonus program, to grant, amend, interpret and administer bonus awards with respect to any Designated Employee other than a Covered Executive.

Eligibility

Awards may be granted only to employees of the Company and its Affiliates, as determined by the Compensation Committee and who are identified as Designated Employees with respect to a bonus program. The Compensation Committee will determine the Designated Employees, or the class of Designated Employees, who will participate in the bonus program for a particular performance period. As of March 3, 2008 there were approximately 68 persons who would currently be eligible to receive awards under the Plan. Non-employee directors are not eligible to receive awards under the Plan.

Bonus Programs

The bonus program for each performance period is determined by the Compensation Committee. The Compensation Committee will identify the Designated Employees and the specific performance goals and the parameters of the performance objectives to be applied for a performance period. The Compensation Committee will also determine any applicable weightings to be given in respect of the performance goals for each Designated Employee or class of Designated Employees.

In determining specific performance goals and performance objectives, the Compensation Committee may: (i) establish the performance objectives as consisting of one or more levels of performance with respect to a given performance goal; (ii) cause the performance objectives to differ for bonus awards among different Designated Employees; (iii) provide that more than one performance goal is incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other; and (iv) establish a matrix setting forth the relationship between performance on two or more performance goals and allocate the amount of a bonus award among performance goals.

The Compensation Committee will set target awards for Designated Employees, including Covered Executives. The Compensation Committee will also determine the percentages by which individual bonus awards may be increased or decreased based upon Designated Employees’ performance against established and identified objectives, though the awards for Covered Executives may only be decreased.

Bonus Awards

Bonus awards are in the form of a conditional right of a Designated Employee to receive cash, based upon achievement of one or more pre-established performance objectives during a performance period. Bonus awards may take the form of a percentage of a bonus pool. Bonus awards may not permit a participant to earn in one year more than 200% of the participant’s base salary at the end of the performance period.

Performance Objectives

Performance goals may be expressed in terms of the following business criteria:

•	net income

•	earnings per share

•	operating income

•	operating cash flow

•	cash available for distribution

•	earnings before income taxes and depreciation

•	earnings before interest, taxes, depreciation and amortization

•	operating margins

•	reductions in operating expenses

•	sales or return on sales

•	total stockholder return

•	return on equity

•	return on total capital

•	return on invested capital

•	return on assets

•	economic value added

•	cost reductions and savings

•	increase in surplus

•	productivity improvements

A performance goal also may be based on an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. Performance goals may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units.

Following the completion of each performance period, the Compensation Committee must certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met before any award is paid to any Covered Executive.

Adjustments and Amendments

The Compensation Committee may reduce or eliminate the bonus award of any employee for any reason at any time. To the extent necessary to preserve the intended economic effects of the Plan, the Compensation Committee also may adjust performance objectives, the bonus awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, (iii) a partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no such adjustment may be made if it would cause the awards to fail to qualify as performance-based compensation.

Termination of Employment

In general, in the event a Designated Employee terminates employment for any reason during a performance period or prior to the bonus award payment, he or she (or his or her beneficiary, in the case of death) will not be entitled to receive any bonus award for such performance period, though the Compensation Committee may in its sole discretion pay a pro rata or other portion of the award.

Amendment or Termination of the Plan

The Compensation Committee may terminate or amend the Plan or a bonus program at any time.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RAYONIER NON-EQUITY INCENTIVE PLAN.

ITEM 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 25, 2008, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. Although the submission of the appointment for approval by the shareholders is not legally required, the Board believes that such submission is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2008.

Representatives of Deloitte & Touche will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States as well as to audit the Company’s internal controls over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process including annual audits and quarterly reviews of its financial statement filings, and audits of internal controls over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of five directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. The Committee held twelve meetings during 2007.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2007 with management and with Deloitte & Touche, the Company’s independent registered public accounting firm for 2007. In addition, the Committee has held discussions with Deloitte & Touche covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has held discussions with Deloitte & Touche regarding their independence.

The Audit Committee discussed with the Company’s chief internal audit executive and with Deloitte & Touche representatives the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal controls and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive and with representatives of Deloitte & Touche at five meetings of the Committee in 2007. The Committee also held four regularly scheduled private meetings with the Company Ombudsman. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.

In reliance on the Audit Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report is furnished by the members of the Audit Committee.

James H. Hance, Jr., Chair	Thomas I. Morgan
C. David Brown, II	Ronald Townsend
V. Larkin Martin

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications for an “audit committee financial expert” as defined by the Securities and Exchange Commission. Based on such evaluation, James H. Hance, Jr. qualifies as an audit committee financial expert and is independent of management.

Information Regarding Independent Registered Public Accounting Firm

Deloitte & Touche has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee, at its discretion, may change the appointment of the independent registered public accounting firm at any point if it determines that such a change is in the best interest of the Company and its shareholders.

Deloitte & Touche charged the Company the following fees (billed or to be billed) for services performed in fiscal 2007 and 2006:

	2007	2006
Audit fees	$1,338,409	$1,114,679
Audit-related fees	61,140	110,705
Tax fees	—	—
All other fees	—	—

	$1,399,549	$1,225,384

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, accounting research and consents for SEC filings.

Audit-related services include services such as audits of benefit plans, a separate creditor required audit report for a subsidiary and transaction-related fees.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All fiscal 2007 services provided by the independent registered public accountant were pre-approved in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix C.

ITEM 5—SHAREHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY TO ELIMINATE ITS CLASSIFIED STRUCTURE

We have been notified that Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, CO 80202-3227, who has provided certification indicating that, as of November 23, 2007, he was the beneficial owner of 849 of the Company’s Common Shares and that he intends to maintain such ownership through the date of the 2008 Annual Meeting, expects to introduce and support the following proposal at the 2008 Annual Meeting. Based on the information above, the shareholder proponent owned a total of less than 0.01% of the total Common Shares outstanding as of November 23, 2007.

SHAREHOLDER PROPOSAL

RESOLUTION – That the shareholders of RAYONIER INC. requests is [sic] Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

SUPPORTING STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

STATEMENT OF THE RAYONIER BOARD OF DIRECTORS IN OPPOSITION

TO THE PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY TO ELIMINATE ITS CLASSIFIED STRUCTURE

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

As provided in the Company’s Amended and Restated Articles of Incorporation, our Board of Directors is divided into three classes of directors who serve staggered three-year terms. This classified board structure, whereby one-third of our directors stand for election each year, is designed to provide stability, prevent sudden disruptive changes to the Board’s composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with our Company, our businesses and our strategic goals and values.

Stability and Continuity.    While the economic and regulatory environments in which we operate are constantly evolving, the Company’s businesses are managed for long-term value creation. The Board believes that the continuity made possible by the classified board structure is especially valuable given the long-lived nature of our assets. The Board believes that the Company and its shareholders have benefited from this long-term focus. As shown in the Cumulative Total Return chart on page 19 of the Company’s 2007 Form 10-K, the Company’s total shareholder return has significantly outperformed the S&P 500 Index, the S&P Super Composite Paper & Forest Products Index and the NAREIT Equity REIT Index over the last five years. This superior performance reflects the Board’s commitment to enhancing shareholder value over the long-term.

Board Accountability.    We disagree with Mr. Armstrong’s conclusion that a classified board structure makes directors less accountable to shareholders. All directors, regardless of the length of their term of office, are required to uphold their fiduciary duties to the Company and its shareholders. We believe that the experience and personal integrity of individual directors are far more important to effective board governance than the term for which they are elected, and that our classified structure strengthens the ability of the Company to attract and retain high quality directors who are willing to make the significant commitment of time and effort to the Company and its shareholders that effective board service requires.

Protection Against Inadequate Offers for the Company.    Perhaps most importantly, the Board believes that its classified structure protects our Company from potential hostile acquirors or arbitragers who may have only a short-term focus. The classified board structure does not insulate the Company from acquisition or from changes in Board composition, and it does not alter the fiduciary responsibility of our directors in responding to any such efforts. However, it does ensure that any person seeking to effect a change in control of the Company must either negotiate with the Board or state their case directly to shareholders over at least two annual meetings. The Board believes that, by providing that at least two-thirds of independent directors possess a historical perspective of the Company’s businesses and strategy, the classified structure ensures that the Board is well positioned to evaluate any potential transaction and act in the best interests of shareholders to maximize value, particularly in the context of a hostile takeover.

It is important to note that shareholder approval of this proposal would not in itself declassify our Board. Approval of this proposal would advise our Board that a majority of our shareholders voting at the meeting favor the change and would like the Board to take the necessary steps to remove our classified board structure. However, to effect such change under North Carolina law the Board must first authorize amendments to our Amended and Restated Articles of Incorporation, which would then be submitted to shareholders for approval.

After consideration and discussion of this proposal, the Board has unanimously determined that retention of our classified board structure is in the best interests of our Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY TO ELIMINATE ITS CLASSIFIED STRUCTURE.

MISCELLANEOUS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (without exhibits) is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

We will send a copy of our Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:

Rayonier Inc.

Shareholder Relations

50 N. Laura Street

Suite 1900

Jacksonville, FL 32202, USA

(904) 357-9100

Delivery Of Materials To Shareholders Sharing An Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a shareholder’s request, and such shareholder will receive separate materials in the future. Any shareholder currently sharing an address with another shareholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above.

BY ORDER OF THE BOARD OF DIRECTORS

W. EDWIN FRAZIER, III
Senior Vice President, Chief Administrative Officer
and Corporate Secretary

APPENDIX A

RAYONIER INCENTIVE STOCK PLAN

1.	Purpose

The purpose of the Rayonier Incentive Stock Plan is to attract and retain highly qualified employees and directors and to motivate and reward performance that will lead to sustained increases in shareholder value. The Plan furthers opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and their commitment to creating shareholder value.

2.	Definitions

When used herein, the following terms shall have the indicated meaning:

“Act” means the Securities Exchange Act of 1934.

“Award” means an award granted to any Key Employee in accordance with the provisions of the Plan in the form of Options, Rights, Performance Shares, Restricted Stock or any combination of the foregoing.

“Award Agreement” means the written agreement or document, including electronic communication, evidencing each Award granted to a Key Employee under the Plan.

“Beneficiary” means the estate of a Key Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 10 to receive the amount, if any, payable under the Plan upon the death of a Key Employee.

“Board” means the Board of Directors of the Company.

“Change in Control” has the meaning specified in the Retirement Plan.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

“Committee” means the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

“Company” means Rayonier Inc. and its successors and assigns.

“Effective Date” has the meaning set forth in Section 17.

“Fair Market Value”, unless otherwise indicated in the provisions of this Plan, means, as of any date, the closing price for one share of Stock on the New York Stock Exchange for the most recently completed trading day or, if no sales of Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Incentive Stock Option” means a stock option qualified under Section 422 of the Code.

“Key Employee” means an employee (including any officer or director who is also an employee) of any Participating Company whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its subsidiaries. References to the term “Key Employees” shall be read to include “Non-employee Directors” in the application of Sections 3, 5, 7, 8, and 9 through 16 of the Plan as the context may require in relationship to Awards to Non-employee Directors hereunder. Except as otherwise may be determined by the Board, a Non-employee Director’s ceasing to be a director of the Company shall be treated in the same manner as a voluntary termination of employment by a Key Employee on such date.

“Limited Stock Appreciation Right” means a stock appreciation right that shall become exercisable automatically upon the occurrence of a Change in Control as described in Section 9 of the Plan.

“Non-employee Director” means a member of the Board who is not otherwise an employee of the Company.

“Option” means an Incentive Stock Option or a non-qualified stock option awarded under Section 5 of the Plan.

“Original Plan” means the 2004 Rayonier Incentive Stock and Management Bonus Plan, prior to the amendments reflected in this Plan.

“Participating Company” means the Company or any subsidiary or other affiliate of the Company; provided, however, for Incentive Stock Options only, “Participating Company” means the Company or any corporation that at the time such Option is granted qualifies as a “subsidiary” of the Company under Section 425(f) of the Code.

“Performance Goals” means or may be expressed in terms of any, but not limited to, of the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales, (x) total stockholder return (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, and (xix) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Key Employee shall become entitled to specified rights in connection with a Performance Share. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.

“Performance Period” means the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Key Employee’s entitlement to receive payment of a Performance Share.

“Performance Share” means a performance share awarded under Section 6 of the Plan.

“Plan” means this Rayonier Incentive Stock Plan, which amends and restates the Original Plan, as the same may be further amended, administered or interpreted from time to time.

“Plan Year” means the calendar year.

“Retirement” means eligibility to receive immediate retirement benefits under a Participating Company pension plan.

“Restricted Stock” means Stock awarded under Section 7 of the Plan subject to such restrictions as the Committee deems appropriate or desirable.

“Restricted Stock Unit” has the meaning set forth in Section 6 of the Plan.

“Retirement Plan” means the Retirement Plan for Salaried Employees of Rayonier Inc., as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control.

“Right” means a stock appreciation right awarded in connection with an option under Section 5 of the Plan.

“Share Limit” has the meaning set forth in Section 3.

“Shareholder Approval” shall mean approval of holders of a majority of the shares of Stock represented and voting in person or by proxy at an annual or special meeting of shareholders of the Company where a quorum is present.

“Stock” means the common shares of the Company.

“Total Disability” means the complete and permanent inability of a Key Employee to perform all of his or her duties under the terms of his or her employment with any Participating Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

“Voting Securities” means any securities of the Company that vote generally in the election of directors.

3.	Shares Subject to the Plan

From and after the Effective Date, the total number of shares of Stock that may be awarded under the Plan is 2,556,177 together with any shares of Stock reserved for issuance as Awards under Original Plan programs outstanding on the Effective Date. No more than 1,400,000 of the shares of Stock available under the Plan shall be available for restricted stock and Performance Share Awards and no more than 1,000,000 shares of Stock may be cumulatively available for Awards of Incentive Stock Options under the Plan. For any Plan Year, no individual employee may receive an Award of Options, Performance Shares, Restricted Stock or Rights for more than four percent (4%) of the total number of shares authorized under the Plan (with respect to any Key Employee, his or her “Share Limit”). The number of shares available in each category hereunder shall be subject to adjustment as provided in Section 13 in connection with a Stock split, Stock dividend, or other extraordinary transaction affecting the Stock.

Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares, or from shares purchased in the open market. For the purpose of computing the total number of shares of Stock available for future Awards under the Plan, shares of Stock shall be reserved for issuance under outstanding Performance Shares programs at the maximum award level and counted against the foregoing limitations. If any Awards under the Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Stock, are exchanged for other Awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of Stock that were theretofore subject to or reserved for such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, expiration of such Awards or so released from a reserve. Any shares that are exchanged (either actually or constructively) by optionees as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of a stock option granted under the Plan will not be available for subsequent Awards.

4.	Grant of Awards and Award Agreements

(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards are to be granted; (ii) determine the form or forms of Award to be granted to any Key Employee; (iii) determine the amount or number of shares of Stock subject to each Award, and (iv) determine the terms and conditions of each Award.

(b) The Board shall serve to administer and interpret the Plan with respect to any grants of Awards made to Non-employee Directors. Non-employee Directors shall only be eligible for Stock Options pursuant to Section 5 and/or Restricted Stock under Section 7. Non-employee Directors shall not be entitled to receive any Rights. Any such Awards, and all duties, powers and authority given to the Committee in this Plan, including those provided for in this Section 4, in Section 11 and elsewhere in the Plan, in connection with Awards to Participants shall be deemed to be given to the Board in its sole discretion in connection with Awards to Non-employee Directors. The Board may request of the Committee, its Nominating and Corporate Governance Committee or of any other Board committee comprised of independent directors, its recommendation on the level of Awards for this purpose. Except as may be specifically provided by the Board at the time of grant or in the applicable Award Agreement, the provisions of Sections 9, 14 and 15 shall not apply in respect of Awards made to Non-employee Directors.

(c) Each Award granted under the Plan shall be evidenced by a written Award Agreement. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Committee.

5.	Stock Options and Rights

(a) With respect to Options and Rights, the Committee shall (i) authorize the granting of Incentive Stock Options, nonqualified stock options, or any combination thereof; (ii) authorize the granting of Rights that may be granted in connection with all or part of any Option granted under this Plan, either concurrently with the grant of the Option or at any time thereafter during the term of the Option; (iii) determine the number of shares of Stock subject to each Option or the number of shares of Stock that shall be used to determine the value of a Right; and (iv) determine the time or times when and the manner in which each Option or Right shall be exercisable and the duration of the exercise period.

(b) Any Option issued hereunder that is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings thereunder to the extent and in such form as determined by the Committee in its discretion.

(c) Rights may be granted any Key Employee or director, in the discretion of the Committee.

(d) The exercise period for Options and any related Rights shall not exceed ten years from the date of grant.

(e) The Option price per share shall be determined by the Committee at the time any Option is granted and shall be not less than the Fair Market Value of one share of Stock on the date the Option is granted.

(f) No part of any Option or Right may be exercised until the Key Employee who has been granted the Award shall have remained in the employ of a Participating Company for such period after the date of grant as the Committee may specify, if any, and the Committee may further require exercisability in installments; provided, however, the period during which a Right is exercisable shall commence no earlier than six months following the date the Option or Right is granted.

(g) The Option purchase price shall be paid to the Company at the time of exercise either in cash or Stock already owned by the optionee, or any combination thereof, having a total Fair Market Value equal to the purchase price. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Stock to exercise an Option as it deems appropriate.

(h) Unless Section 9 shall provide otherwise, Rights granted to a director or officer shall terminate when such person ceases to be considered a director or officer of the Company subject to Section 16 of the Act.

(i) In case of termination of employment, the following provisions shall apply:

(A) If a Key Employee who has been granted an Option shall die before such Option has expired, his or her vested Options may be exercised in full by the person or persons to whom the Key Employee’s rights under the Option pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, in each such case, such heir, executor or administrator may exercise the Option within five years after the date of the Key Employee’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but in all events not later than the expiration date specified in Section 5(d) above. Unless the Committee or the Award Agreement shall specify otherwise, unvested Options shall be forfeited as of the date of the Key Employee’s death.

(B) If the Key Employee’s employment by any Participating Company terminates because of his or her Retirement or Total Disability, he or she may exercise his or her Options in full at any time, or from time to time, within five years after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above. Any such Options not fully exercisable immediately prior to such optionee’s Retirement shall become fully exercisable upon such Retirement unless the Committee, in its sole discretion, shall otherwise determine.

(C) Except as provided in Section 9, if the Key Employee shall voluntarily resign before eligibility for Retirement or he or she is terminated for cause as determined by the Committee, the Options shall be cancelled coincident with the effective date of the termination of employment.

(D) If the Key Employee’s employment terminates for any other reason, he or she may exercise his or her Options, to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within three months after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above.

(j) No Option or Right granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option or Right shall be exercisable only by the Key Employee to whom the Option or Right is granted.

(k) With respect to an Incentive Stock Option, the Committee shall specify such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such Option as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) With respect to the exercisability and settlement of Rights:

(A) Upon exercise of a Right, the Key Employee shall be entitled, subject to such terms and conditions as the Committee may specify, to receive upon exercise thereof all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise, as determined by the Committee, over (ii) a specified amount that shall not, subject to Section 5(e), be less than the Fair Market Value of such specified number of shares of Stock at the time the Right is granted. Upon exercise of a Right, payment of such excess shall be made in cash, the issuance or transfer to the Key Employee of whole shares of Stock with a Fair Market Value at such time equal to any excess, or any combination thereof, all as determined by the Committee. The Company will not issue a fractional share of Stock and, if a fractional share would otherwise be issuable, the Company shall pay cash equal to the Fair Market Value of the fractional share of Stock at such time.

(B) In the event of the exercise of such Right, the Company’s obligation in respect of any related Option or such portion thereof will be discharged by payment of the Right so exercised.

6.	Performance Shares

(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards of Performance Shares are to be made, (ii) determine the Performance Period and Performance Objectives applicable to such Awards, (iii) determine the form of settlement of a Performance Share and (iv) generally determine the terms and conditions of each such Award. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Stock at such date; provided that the Committee may limit the aggregate amount payable upon the settlement of any Award.

(b) The Committee shall determine a Performance Period of not less than two nor more than five years with respect to the award of Performance Shares. Performance Periods may overlap and Key Employees may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

(c) The Committee shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Key Employee to Key Employee and between groups of Key Employees and shall be based upon such Performance Goals as the Committee may deem appropriate. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

(d) Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code to the extent applicable, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Share Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Share Awards shall not be settled until the Committee has made the certification specified under this Section 6(d).

(e) The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Share Award of any Key Employee for any reason, including, without limitation, changes in the position or duties of any Key Employee with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Participating Company and the Key Employee, the Committee shall adjust Performance Objectives, the Performance Share Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal set forth in Section 2 of the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Performance Bonus Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code with respect to a particular Key Employee.

(f) At the beginning of a Performance Period, the Committee shall determine for each Key Employee or group of Key Employees the number of Performance Shares or the percentage of Performance Shares that shall be paid to the Key Employee or member of the group of Key Employees if Performance Objectives are met in whole or in part.

(g) If a Key Employee terminates service with all Participating Companies during a Performance Period because of death, Total Disability, Retirement, or under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Company, that Key Employee may, as determined by the Committee, be entitled to an Award of Performance Shares at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period, which Award, in the discretion of the Committee, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Key Employee was employed by any Participating Company; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable, but only to the extent consistent with the requirements of Section 162(m) of the Code to the extent applicable in respect of such Key Employee. If a Key Employee terminates service with all Participating Companies during a Performance Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period unless the Committee shall otherwise determine.

(h) Each Award of a Performance Share shall be paid in whole shares of Stock, with payment to commence as soon as practicable after the end of the relevant Performance Period but no earlier than following the determination made in Section 6(d) hereof. To the extent provided at the beginning of a Performance Period and in the applicable Award Agreement, the Award may be individual dividends deemed invested in additional shares of stock. Subject to the terms of the applicable program, the Award may also be paid in shares of Stock or Restricted Stock.

(i) A Key Employee shall not be granted Performance Shares for all of the Performance Periods commencing in the same calendar year that permit the Key Employee to earn Stock covering more than the Share Limit in respect of such Key Employee. In addition, separate and apart from the limit in the previous sentence, with respect to Performance Share Awards to be settled in cash, a Key Employee shall not be granted Performance Share Awards for all of the Performance Periods commencing in a calendar year that permit the Key Employee in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.

(j) Performance Share Awards may be structured in the form of Restricted Stock Units or any substantially similar instrument evidencing the right to receive a share of Stock at some future date upon the lapse of the applicable restrictions established by the Committee or upon the satisfaction of any applicable Performance Goals established by the Committee hereunder. To the extent provided for by the Committee, the rules of Section 7 shall apply to Restricted Stock Units.

7.	Restricted Stock

(a) Restricted Stock shall be subject to a restriction period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where deemed appropriate.

(b) Except when the Committee determines otherwise pursuant to Section 7(d), if a Key Employee terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Key Employee and shall be reacquired by the Company.

(c) Except as otherwise provided in this Section 7, no shares of Restricted Stock received by a Key Employee shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

(d) In cases of death, Total Disability or Retirement or in cases of special circumstances, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive any or all remaining restrictions with respect to such Key Employee’s Restricted Stock.

(e) The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Key Employee shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

(f) Nothing in this Section 7 shall preclude a Key Employee from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

(g) Subject to Section 7(e) and Section 8, each Key Employee entitled to receive Restricted Stock under the Plan shall be issued a certificate for the shares of Stock. Such certificate shall be registered in the name of the Key Employee, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.

8.	Certificates for Awards of Stock

(a) The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body that the Company shall, in its sole discretion, determine to be necessary or advisable.

(b) All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 8(b) shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The rules applicable to certificates hereunder shall apply equally to noncertificated shares of Stock held pursuant to any electronic, book entry or other means or record of ownership and transfer.

(c) Except for the restrictions on Restricted Stock under Section 7, each Key Employee who receives Stock in settlement of an Award of Stock, shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Key Employee awarded an Option, a Right or Performance Share shall have any right as a shareholder with respect to any shares covered by his or her Option, Right or Performance Share prior to the date of issuance to him or her of a certificate or certificates for such shares.

9.	Change in Control

Notwithstanding any provisions in this Plan to the contrary:

(a) Each outstanding Option granted under the Plan shall become immediately exercisable in full for the aggregate number of shares covered thereby and all related Rights shall also become exercisable upon the occurrence of a Change in Control and shall continue to be exercisable in full for cash for a period of 60 calendar days beginning on the date that such Change in Control occurs and ending on the 60th calendar day following that date; provided, however, that no Option or Right shall be exercisable beyond the expiration date of its original term.

(b) Options and Rights shall not terminate and shall continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of an employee who is terminated other than for just cause or who voluntarily terminates his or her employment because he or she in good faith believes that as a result of such Change in Control he or she is unable effectively to discharge the duties of the position he or she occupied just prior to the occurrence of such Change in Control. For purposes of Section 9 only, termination shall be for “just cause” only if such termination is based on fraud, misappropriation or embezzlement on the part of the employee that results in a final conviction of a felony. Under no circumstances, however, shall any Option or Right be exercised beyond the expiration date of its original term.

(c) Any Right or portion thereof may be exercised for cash within the 60-calendar-day period following the occurrence of a Change in Control with settlement, except in the case of a Right related to an Incentive Stock Option, based on the “Formula Price” that shall mean the highest of (A) the Fair Market Value, or (B) the average composite daily selling prices of the Stock during the period beginning on the 30th calendar day prior to the date on which the Right is exercised and ending on the date such Right is exercised, or (C) the highest gross price paid for the Stock during the same period of time, as reported in a report on Schedule 13D filed with the Securities and Exchange Commission or (D) the highest gross price paid or to be paid for a share of Stock (whether by way of exchange, conversion, distribution upon merger, liquidation or otherwise) in any of the transactions set forth in the definition of “Change in Control” in the Retirement Plan; provided that, if any of these alternative calculations is not a permitted calculation of “fair market value” under Treasury Regulation Section 1.409A-1(b)(5)(iv) in the circumstances, it shall not be included

(d) Upon the occurrence of a Change in Control, Limited Stock Appreciation Rights shall automatically be granted as to any Option with respect to which Rights are not then outstanding; provided, however, that Limited Stock Appreciation Rights shall be provided at the time of grant of any Incentive Stock Option subject to exercisability upon the occurrence of a Change in Control. Limited Stock Appreciation Rights shall entitle the holder thereof, upon exercise of such rights and surrender of the related Option or any portion thereof, to receive, without payment to the Company (except for applicable withholding taxes), an amount in cash equal to the excess, if any, of the Formula Price as that term is defined in Section 9 over the exercise price of the Stock as provided in such Option; provided that in the case of the exercise of any such Limited Stock Appreciation Right or portion thereof related to an Incentive Stock Option, the Fair Market Value of the Stock at the time of such exercise shall be substituted for the Formula Price. Each such Limited Stock Appreciation Right shall be exercisable only during the period beginning on the first business day following the occurrence of such Change in Control and ending on the 60th calendar day following such date and only to the same extent the related Option is exercisable. Upon exercise of a Limited Stock Appreciation Right and surrender of the related Option, or portion thereof, such Option, to the extent surrendered, shall not thereafter be exercisable.

(e) The restrictions applicable to Awards of Restricted Stock issued pursuant to Section 7 shall lapse upon the occurrence of a Change in Control and the Company shall issue stock certificates without a restrictive legend. Key Employees holding Restricted Stock on the date of a Change in Control may tender such Restricted Stock to the Company that shall pay the Formula Price as that term is defined in Section 9; provided, such Restricted Stock must be tendered to the Company within 60 calendar days of the Change in Control.

(f) Subject to any change or interpretation of the Committee under Section 16(f), if a Change in Control occurs during the course of a Performance Period applicable to an Award of Performance Shares pursuant to Section 6, then the Key Employee shall be deemed to have satisfied the Performance Objectives and settlement of such Performance Shares shall be based on the Formula Price, as defined in this Section 9.

10.	Beneficiary

The Beneficiary of a Key Employee shall be the Key Employee’s estate, which shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. A Key Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Key Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Key Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

11.	Administration of the Plan

(a) Each member of the Committee shall be both a member of the Board, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Act or successor rule or regulation and an “outside director “ within the meaning of Section 162(m) of the Code.

(b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

(c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes.

(d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees, whether or not such Key Employees are similarly situated.

(e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate; provided, however, that the Committee may not delegate its responsibility (i) to make Awards to executive officers of the Company; (ii) to make Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code; or (iii) to certify the satisfaction of Performance Objectives pursuant to Section 6(d) or in accordance with Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.

(f) If a Change in Control has not occurred and if the Committee determines that a Key Employee has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option (including any related Right) as has not yet become exercisable at the time of termination, terminate any Performance Share Award for which the Performance Period has not been completed or terminate any Award of Restricted Stock for which the Restriction Period has not lapsed.

12.	Amendment, Extension or Termination

The Board may, at any time, amend or terminate the Plan and, specifically, may make such modifications to the Plan as it deems necessary to avoid the application of Section 162(m) of the Code and the Treasury regulations issued thereunder. However, no amendment shall, without approval by a majority of the Company’s stockholders, (a) alter the group of persons eligible to participate in the Plan, (b) except as provided in Section 13 increase the maximum number of shares of Stock that are available for Awards under the Plan, or (c) except for adjustments pursuant to Section 13 or as otherwise provided for in the Plan, decrease the Option price for any outstanding Option after the date the Option is granted or accept the surrender of any outstanding Option as consideration for the grant of a new Option with a lower price than the Option being surrendered. If a Change in Control has occurred, no amendment or termination shall impair the rights of any person with respect to a prior Award.

13.	Adjustments in Event of Change in Common Stock

In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock or stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, the Committee may make such adjustments in the Stock subject to Awards, including Stock subject to purchase by an Option, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option, as the Committee deems equitable. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without a loss of deductibility for such Awards under Section 162(m) of the Code.

14.	Forfeiture of Gains on Exercise

Except following a Change in Control, if the Key Employee terminates employment in breach of any covenants and conditions subsequent set forth in Section 16 and becomes employed by a competitor of the Company within one year after the date of exercise of any Option or the receipt of any Award, the Key Employee shall pay to the Company an amount equal to any gain from the exercise of the Option or the value of the Award other than Options, in each case measured by the amount reported as taxable compensation to the Key Employee by the Company for federal income tax purposes and in the case of Options that are incentive stock options, in an amount equal to the amount that would have been reported as taxable income were such Options not incentive stock options, and in each case without regard to any subsequent fluctuation in the market price of the shares of common stock of the Company. Any such amount due hereunder shall be paid by the Key Employee within thirty days of becoming employed by a competitor. By accepting an Option or other Award hereunder, the Key Employee is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Key Employee in any capacity whatsoever.

15.	Conditions Subsequent

Except after a Change in Control, the exercise of any Option or Right and the receipt of any Award shall be subject to the satisfaction of the following conditions subsequent: (i) that Key Employee refrain from engaging in any activity that in the opinion of the Committee is competitive with any activity of the Company or any Subsidiary, excluding any activity undertaken upon the written approval or request of the Company, (ii) that Key Employee refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) that the Key Employee furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Committee shall reasonably request. In addition, except as may otherwise be excused by action of the Committee, the Key Employee by the exercise of the Option or the receipt of the Award agrees to remain in the employ of the Company, unless earlier terminated by the Company or by the Key Employee by reason of his or her death, disability or retirement.

16.	Miscellaneous

(a) Except as provided in Section 9, nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her employment at any time. No Award payable under the

Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Company shall determine otherwise. No Key Employee shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 7(e) with respect to Restricted Stock.

(b) The Committee may cause to be made, as a condition precedent to the payment of any Award, or otherwise, appropriate arrangements with the Key Employee or his or her Beneficiary, for the withholding of any federal, state, local or foreign taxes.

(c) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

(d) The terms of the Plan shall be binding upon the Company and its successors and assigns.

(e) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(f) To the extent Awards issued under the Plan are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year, the Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan.

17.	Effective Date, Term of Plan and Shareholder Approval

The initial effective date of the Original Plan was January 1, 2004. This Plan, which amends and restates the Original Plan, shall become effective for Awards made on and after the later of Shareholder Approval or January 1, 2009 (the “Effective Date”). The Plan will continue in effect for existing Awards as long as any such Award is outstanding. Unless the Company determines otherwise, Section 6 of the Plan and the definition of “Performance Goal” shall be submitted to the Company’s stockholders for Shareholder Approval at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), or at such other time as may be required by Section 162(m) of the Code, and in accordance with the requirements thereof.

APPENDIX B

RAYONIER NON-EQUITY INCENTIVE PLAN

1.	Purpose

The Rayonier Non-Equity Incentive Plan is the vehicle through which the Compensation and Management Development Committee of the Rayonier Board of Directors will make cash incentive awards to key personnel, referred to as Designated Employees, that have an impact on the Company’s, or its Affiliates, achievement of annual or other short-term Performance Objectives, as determined by the Committee or established at its direction, from time to time. The Plan is effected through one or more Bonus Programs adopted periodically by the Committee and made effective for designated Performance Periods or until such time as the particular Bonus Program is modified or terminated.

2.	Definitions

For purposes of the Plan, the following terms have the indicated definitions. Terms not defined in the Plan have the same meaning as under the Rayonier Incentive Stock Plan.

(a) “Affiliate” means, with respect to the Company, any person that, directly or indirectly, is controlled by the Company. For purposes of this definition, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Beneficiary” means the estate of a Designated Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 6(h) to receive the amount, if any, payable under the Plan upon the death of a Designated Employee.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus Award” means the right of a Designated Employee to receive a cash payment pursuant to a Bonus Program under the Plan following the completion of a Performance Period based upon achievement of individual, group or Company Performance Objectives in respect of one or more Performance Goals during the Performance Period and with respect to Designated Employees who are not Covered Executive, based on such other measures as the Committee determines appropriate in respect of the Performance Period. The Bonus Award shall become payable to the extent the Performance Objectives established by, or pursuant to the instructions of, the Committee are satisfied as determined by the Committee in accordance with the rules applicable to the Bonus Program.

(e) “Bonus Program” means the particular terms applicable to Bonus Awards for a Performance Period as determined by the Committee not later than the Outside Rules Date.

(f) “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the applicable regulations thereunder. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

(g) “Committee” means the Compensation and Management Development Committee of the Rayonier Board of Directors or such other committee of the Board assigned by the Board to administer the Plan.

(h) “Company” means Rayonier Inc., a North Carolina corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(i) “Covered Executive” means a Designated Employee whose compensation is required to be reported to shareholders in the Company’s proxy statement in respect of any year to the extent that the deduction for amounts payable to such Designated Employee in respect of such year are subject to the Section 162(m) Rules or who is otherwise so designated by the Committee or under rules established by the Committee.

(j) “Designated Employees” means with respect to any applicable Performance Period, the Covered Executives and other employees of the Company or any Affiliate designated by the Committee as eligible to receive Bonus Awards for a particular Bonus Program, which designation may be made by reference to salary grade or otherwise, and which designation in the case of a Covered Executive shall be made prior to the Outside Rules Date.

(k) “Outside Rules Date” means the date that it not later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, or such other date by which the related action must be taken in accordance with the Section 162(m) Rules in respect of a Covered Executive.

(l) “Performance Goals” means or may be expressed in terms of any, but not limited to, of the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales, (x) total stockholder return, (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, (xix) cash available for distribution; and (xx) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period by no later than the Outside Rules Date.

(m) “Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Designated Employee shall become entitled to specified rights in connection with a Bonus Award. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.

(n) “Performance Period” means a Plan Year or any other period designated by the Committee with respect to which Bonus Awards are granted under the applicable Bonus Program.

(o) “Plan” means this Rayonier Non-Equity Incentive Plan, as it may be amended from time to time, and any successor hereto.

(p) “Plan Year” shall mean the calendar year or, if different and so designated by the Committee, the fiscal year of the Company.

(q) “Retirement Plan” means the Retirement Plan for Salaried Employees of Rayonier Inc., as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control.

(r) “Section 162(m) Rules” means the provisions of Section 162(m) of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.

(s) “Section 409A Rules” means the provisions of Section 409A of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.

(t) “Stock Plan” means the Rayonier Incentive Stock Plan

(u) “Target Award” means with respect to a Designated Employee, the amount, which may be expressed as the percentage of the Designated Employee’s base salary as in effect on the last day of a Plan Year (or if the Performance Period shall include more than one Plan Year, then unless the Committee shall have established otherwise, as in effect on the last day of each Plan Year within such Performance Period applied separately to each such year) or such other amount as may be designated by the Committee for the Designated Employee pursuant to the Bonus Program applicable to the Performance Period.

3.	Administration of the Plan

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan consistent with the provisions hereof, including without limitation, the power to:

(A) determine the terms and conditions of each Bonus Program under the Plan, including the Performance Goals and Performance Objectives thereunder;

(B) select those employees of the Company or any Affiliate who shall be Designated Employees to whom Bonus Awards shall be granted pursuant to a Bonus Program under the Plan;

(C) determine the amount to be paid pursuant to each Bonus Award;

(D) determine whether and the extent to which the conditions to the payment of a Bonus Award have been satisfied;

(E) provide rules and regulations from time to time for the management, operation and administration of the Plan and the Bonus Programs;

(F) construe the Plan and the Bonus Programs, which construction shall be final and conclusive upon all parties; and

(G) correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Bonus Programs in such manner and to such extent as it shall deem expedient.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan and any Bonus Programs shall be determined by the Committee in its discretion, and all such determinations shall be final and conclusive.

(b) Delegation of Authority. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan or any Bonus Program, to grant, amend, interpret and administer Bonus Awards with respect to any Designated Employee other than a Covered Executive.

4.	Eligibility

Awards may be granted only to employees of the Company and its Affiliates, as determined by the Committee and who are identified as Designated Employees with respect to a Bonus Program. No Awards shall be granted to an individual who is not an employee of the Company or an Affiliate of the Company. No employee shall, at any time, have a right to become a Designated Employee in the Bonus Program for any Performance Period, for any reason, including notwithstanding the individual’s having previously participated in the Bonus Program.

5.	Procedures Applicable to Bonus Programs and Bonus Awards

(a) Bonus Programs. The Committee shall determine the scope of the Bonus Program for a particular Performance Period and, pursuant thereto, the Committee is authorized to grant Bonus Awards. For each Bonus Program, the Committee shall, in accordance with the terms of the Plan and prior to the Outside Rules Date, set or determine the following:

(A) Identify Designated Employees. The Committee shall determine the Designated Employees, or the class of Designated Employees, who will participate in the Bonus Program for the particular Performance Period.

(B) Identify Performance Goals and Establish Performance Objectives. The Committee shall identify the Performance Goals and the parameters of the Performance Objectives to be applied for the Performance Period, including any applicable weightings to be given in respect of the Performance Goals for each Designated Employee or class of Designated Employees, and in this connection the Committee may:

(1) establish the Performance Objectives as consisting of one or more levels of performance with respect to a given Performance Goal;

(2) cause the Performance Objectives to differ for Bonus Awards among different Designated Employees;

(3) provide that more than one Performance Goal is incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other; and

(4) establish a matrix setting forth the relationship between performance on two or more Performance Goals and allocate the amount of a Bonus Award among Performance Goals.

(C) Set Target Awards. The Committee shall establish a Target Award for the Performance Period for each Designated Employee or class of Designated Employees in the Bonus Program, including for each Covered Executive.

(D) Set Discretionary Variation Percentages. In the case of Designated Employees who are not Covered Executives, the Committee shall establish the percentage by which individual Bonus Awards may be increased or decreased based upon the Designated Employee’s performance against identified individual objectives established for such Designated Employee or class of Designated Employees.

(b) Duration of the Performance Periods. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives for the Bonus Program applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.

(c) Bonus Awards. The following terms shall apply to Bonus Awards generally under any Bonus Program:

(A) Conditional Right. Bonus Awards shall represent the conditional right of a Designated Employee to receive cash, based upon achievement of one or more pre-established Performance Objectives during a Performance Period. Bonus Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture and other terms and conditions as shall be specified by the Committee.

(B) Non-uniformity of Awards. The provisions of Bonus Awards need not be the same with respect to each Designated Employee.

(C) Bonus Pools. In the Committee’s discretion, Bonus Awards may take the form of a percentage of a bonus pool the magnitude of which shall be determined in a manner consistent with the determination of individual Bonus Awards based on individual Performance Objectives for all of the members in the pool, with the time period for establishing the magnitude of the pool and the fixing of the applicable percentage available to any individual, which shall be determined in accordance with the requirements of the Section 162(m) Rules with respect to the individuals in the pool to the extent applicable to such individuals.

(D) Time of Payment. Except as otherwise determined by the Committee, any amounts payable in respect of Bonus Awards for a Performance Period will generally be paid as soon as practicable at the end of the Performance Period and not later than March 15 of the year following the Performance Period or at such other time as to allow the payment to be a “short term deferral” or otherwise not subject to Section 409A of the Code, as determined under the Section 409A Rules; provided that, the payment of a Bonus Award to a Covered Executive shall not be made prior to the certification required by Section 5(e)(ii), below.

(E) Deferral of Payment. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Designated Employee shall have the right to elect to defer receipt of part or all of any payment due with respect to a Bonus Award.

(d) Adjustments to Bonus Awards and Performance Objectives.

(A) The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Bonus Award of any Designated Employee for any reason, including, without limitation, changes in the position or duties of any Designated Employee with the Company or an Affiliate during or after a Performance Period, whether due to any termination of employment (including death, disability, Retirement, voluntary termination or termination with or without cause) or otherwise.

(B) To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Designated Employees, the Committee shall adjust Performance Objectives, the Bonus Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Bonus Awards for any Covered Executive to fail to qualify as “qualified performance-based compensation” under the Section 162(m) Rules.

(e) Additional Rules Applicable to Covered Executives.

(A) Section 162(m) Rules. Performance Objectives for any Covered Executive shall be objective and shall otherwise meet the requirements of the Section 162(m) Rules. If any provision of this Bonus Program would cause a Performance Bonus Award not to constitute “qualified performance-based compensation” under Section 162(m) with respect to a Covered Executive, that provision shall be severed from, and shall be deemed not to be a part of, the Bonus Program, in respect of such Covered Executive but the other provisions hereof shall remain in full force and effect. In the event that changes are made to the Section 162(m) Rules to permit greater flexibility under a Bonus Program as applied to Covered Executives, the Committee may make any adjustments it deems appropriate.

(B) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of the Section 162(m) Rules, whether the Performance Objective and other material terms for paying amounts in respect of each Bonus Award for any Covered Executive related to that Performance Period have been achieved or met. Bonus Awards for a Covered Executive shall not be settled until the Committee has made the certification required hereby.

(C) Maximum Amount Payable Per Covered Executive. A Covered Executive shall not be granted Bonus Awards for all of the Performance Periods commencing in a calendar year that permit the Covered Executive in the aggregate to earn a payment in excess of 200% of the Covered Executive’s base salary in effect at the end of such calendar year.

(D) Reduction in Bonus Award for Covered Executives. Notwithstanding the determination of the amount of a Covered Executive’s Bonus Award payable with respect to any Bonus Program, the Committee shall have the discretion to reduce or eliminate the Bonus Award otherwise payable to a Covered Executive if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

(f) Termination of Employment. In the event a Designated Employee terminates employment for any reason during a Performance Period or prior to the Bonus Award payment, he or she (or his or her Beneficiary, in the case of death) shall not be entitled to receive any Bonus Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay all or any part of a Bonus Award to such Designated Employee.

6.	Miscellaneous Provisions

(a) No Right Prior to Making of Bonus Award. No Designated Employee shall have any claim or right to be granted a Bonus Award under the Bonus Program until such Bonus Award is actually made.

(b) Unsecured Creditor Status. No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.

(c) Non-Assignment of Awards. With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(d) Other Company Plans. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date. Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(e) No Employment Right. Neither the existence of this Plan, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or in any way interfere with or limit the right of the Company to terminate any Designated Employee’s employment at any time.

(f) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Bonus Award or lapse of restrictions under any Bonus Award as it may deem necessary or appropriate, in its sole discretion. The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any other amounts required or permitted to be withheld by law.

(g) Committee Discretion and Authority. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Program shall be determined in the sole discretion of the Committee pursuant to the Plan.

(h) Beneficiary. The Beneficiary of a Designated Employee shall be the Designated Employee’s estate, which shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death. A Designated Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Designated

Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Designated Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Bonus Award, the Company may retain such Bonus Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Bonus Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

7.	Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Florida law.

8.	Effective Date/Term

The effective date of the Plan is January 1, 2009 (the “Effective Date”); provided that, the effectiveness of the Plan as it relates to payments to Covered Executives is conditioned upon Stockholder Approval of the Plan on or before the Effective Date, which Stockholder Approval shall be required again at a meeting occurring in the fifth year following the effective date of this Plan or at such other time as may be required by the Section 162(m) Rules.

This Plan is the successor to the management bonus arrangements contained in Section 9 of the Stock Plan, as in effect prior to its amendments effective January 1, 2009 (the “Former Plan”). Bonus Awards for periods ending prior to the Effective Date shall be governed by the Former Plan. Bonus Awards under this Plan may be granted at any time from after the Effective Date of the Plan until the Plan is terminated by the Board or the Committee. The Committee may terminate or amend a Bonus Program at any time.

APPENDIX C

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Registered Public Accountant

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent registered public accountant and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent registered public accountant as well as unanticipated projects that arise.

3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans, and

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent registered public accountant.

C-1

50 NORTH LAURA STREET SUITE 1900 JACKSONVILLE, FL 32202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Rayonier, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAYON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYONIER INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors	☐	☐	☐

1. Election of the nominees listed below as Directors of Rayonier Inc.

01) James H. Hance, Jr. - Class II 03) Carl S. Sloane - Class II 02) Paul G. Kirk, Jr. - Class II 04) V. Larkin Martin - Class III

Vote On Proposals	For	Against	Abstain

2. Approval of the Rayonier Incentive Stock Plan	☐	☐	☐

3. Approval of the Rayonier Non-Equity Incentive Plan	☐	☐	☐

4. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 5

5. Approval of the shareholder proposal to ask the Board to take the steps necessary to eliminate its classified structure	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all nominees, FOR Proposals 2, 3 and 4; and AGAINST Proposal 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2007 Annual Report to Shareholders are available at www.proxyvote.com.

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Rayonier

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Rayonier Inc.

for the Annual Meeting on May 15, 2008

    By signing this card, I (we) hereby authorize LEE M. THOMAS, W. EDWIN FRAZIER, III, and MICHAEL R. HERMAN, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Rayonier to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 15, 2008 at 4:00 p.m., or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)